Exhibit 4.10

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          ZARLINK SEMICONDUCTOR INC.,

                                   ZLE INC.,

                            LEGERITY HOLDINGS, INC.

                                      AND

     NAVIGANT CAPITAL ADVISORS, LLC, AS COMPANY STOCKHOLDER REPRESENTATIVE,

                           DATED AS OF JUNE 25, 2007


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Article 1 The Merger.........................................................  1
  1.1    Certain Definitions.................................................  1
  1.2    The Merger.......................................................... 11
  1.3    Effective Time; Closing............................................. 11
  1.4    Effect of the Merger................................................ 12
  1.5    Certificate of Incorporation; By-Laws............................... 12
  1.6    Directors and Officers.............................................. 12
  1.7    Effect on Capital Stock............................................. 12
  1.8    Treatment of Warrants............................................... 13
  1.9    Repayment of Credit Agreement Debt.................................. 13
  1.10   Payment of Common Merger Consideration.............................. 13
  1.11   Delivery of Common Merger Consideration; Surrender
           of Certificates................................................... 14
  1.12   Taking of Necessary Action; Further Action.......................... 17
  1.13   Working Capital Adjustment to Merger Consideration.................. 17
  1.14   Dissenters' Rights.................................................. 19
  1.15   Company Stockholder Representative.................................. 20
  1.16   Approvals........................................................... 23

Article 2 Representations and Warranties of the Company...................... 23
  2.1    Organization........................................................ 23
  2.2    Subsidiaries........................................................ 23
  2.3    Authorization....................................................... 23
  2.4    Execution and Validity.............................................. 24
  2.5    Consents and Approvals; No Violations............................... 24
  2.6    Capitalization...................................................... 25
  2.7    Financial Statements................................................ 25
  2.8    No Undisclosed Liabilities.......................................... 26
  2.9    Absence of Certain Changes.......................................... 26
  2.10   Title to Properties; Encumbrances................................... 28
  2.11   Real Property; Leases............................................... 28
  2.12   Contracts and Commitments........................................... 28
  2.13   Litigation.......................................................... 30
  2.14   Compliance with Laws................................................ 30
  2.15   Employee Benefit Plans.............................................. 31
  2.16   Tax Matters......................................................... 32
  2.17   Intellectual Property............................................... 34
  2.18   Labor Matters....................................................... 36
  2.19   Environmental Compliance............................................ 37
  2.20   Certain Transactions................................................ 37
  2.21   Brokers or Finders.................................................. 38
  2.22   Accounts Receivable................................................. 38
  2.23   Accounts Payable.................................................... 38


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  2.24   Inventory........................................................... 38
  2.25   Bank Accounts....................................................... 38
  2.26   Indebtedness........................................................ 38
  2.27   Large Customers..................................................... 38
  2.28   Large Vendors....................................................... 39
  2.29   Sufficiency of Assets............................................... 39
  2.30   Previous Sales; Warranties.......................................... 39
  2.31   Insurance........................................................... 39
  2.32   Contracts with Indemnification/Warranty Provisions.................. 40
  2.33   Disclosure.......................................................... 40

Article 3 Representations and Warranties of Purchaser and Merger Sub......... 40
  3.1    Organization........................................................ 40
  3.2    Authorization....................................................... 41
  3.3    Execution and Validity.............................................. 41
  3.4    Consents and Approvals; No Violations............................... 41
  3.5    Availability of Funds............................................... 41
  3.6    Litigation.......................................................... 41
  3.7    Brokers or Finders.................................................. 41

Article 4 Conduct Prior to the Effective Time................................ 41
  4.1    Interim Operations of the Company................................... 41
  4.2    Tax Matters......................................................... 44

Article 5 Covenants.......................................................... 44
  5.1    Stockholder Approval................................................ 44
  5.2    Access.............................................................. 45
  5.3    Confidentiality..................................................... 45
  5.4    No Solicitation..................................................... 45
  5.5    Public Disclosure................................................... 45
  5.6    Reasonable Efforts; Notification.................................... 45
  5.7    Antitrust and Other Filings......................................... 46
  5.8    Disclosure.......................................................... 47
  5.9    Employee Benefit Plans.............................................. 47
  5.10   Indemnification, Exculpation and Insurance Plans.................... 47
  5.11   Company 401(k) Plan(s).............................................. 48
  5.12   Takeover Statutes................................................... 48
  5.13   Saxon Divestiture................................................... 49

Article 6 Indemnification and Survival....................................... 50
  6.1    Survival Period..................................................... 50
  6.2    Indemnification of Purchaser........................................ 51
  6.3    Indemnification of the Company Stockholders......................... 51
  6.4    Procedure for Claims between Parties................................ 51
  6.5    Arbitration......................................................... 52
  6.6    Defense of Third-Party Claims....................................... 53
  6.7    Limitation on Obligations of the Company Stockholder
           Representative.................................................... 54


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  6.8    Limitations on Indemnification Obligations.......................... 54
  6.9    No Duplication; Exclusive Remedy.................................... 55
  6.10   No Additional Representations or Warranties......................... 56

Article 7 Certain Tax Matters................................................ 56
  7.1    Tax Indemnification................................................. 56
  7.2    Straddle Period..................................................... 57
  7.3    Responsibility for Filing Tax Returns............................... 57
  7.4    Cooperation on Tax Matters.......................................... 57
  7.5    Tax-Sharing Agreements.............................................. 58
  7.6    Certain Taxes and Fees.............................................. 58
  7.7    Refunds............................................................. 58

Article 8 Closing Conditions................................................. 59
  8.1    General Conditions to Obligations to Effect the Merger.............. 59
  8.2    Additional Conditions to Obligations of the Company................. 59
  8.3    Additional Conditions to Obligations of Purchaser and Merger Sub.... 60

Article 9 Termination, Amendment and Waiver.................................. 62
  9.1    Termination......................................................... 62
  9.2    Notice of Termination; Effect of Termination........................ 63
  9.3    Fees and Expenses................................................... 63
  9.4    Amendment........................................................... 63
  9.5    Waiver; Right to Proceed............................................ 63

Article 10 General Provisions................................................ 64
  10.1   Notices............................................................. 64
  10.2   Interpretation; Certain Defined Terms............................... 65
  10.3   Counterparts........................................................ 65
  10.4   Entire Agreement; Third-Party Beneficiaries......................... 65
  10.5   Severability........................................................ 65
  10.6   Governing Law; Submission to Jurisdiction........................... 65
  10.7   Rules of Construction; Legal Representation......................... 66
  10.8   Assignment.......................................................... 66
  10.9   Waiver of Jury Trial................................................ 66


Exhibit A - Form of Certificate of Merger
Exhibit B - Form of Company Officer's Certificate
Exhibit C - Form of Company Secretary's Certificate
Exhibit D - Form of Opinions of Andrews Kurth LLP
Exhibit E - Form of Indemnification Escrow Agreement
Exhibit F - Form of Working Capital Escrow Agreement

Schedule 8.3(j) - Employees


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                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 25, 2007, by and among Zarlink Semiconductor Inc., a Canadian corporation ("Purchaser"), ZLE Inc., a Delaware corporation and a directly or indirectly wholly owned Subsidiary (as defined below) of Purchaser ("Merger Sub"), Legerity Holdings, Inc., a Delaware corporation (the "Company"), and Navigant Capital Advisors, LLC, as representative of the stockholders of the Company (the "Company Stockholder Representative"). Purchaser, Merger Sub, the Company and the Company Stockholder Representative are collectively referred to herein as the "Parties."

                                    RECITALS:

      The respective Boards of Directors of Purchaser, Merger Sub and the Company have adopted this Agreement as a plan of merger with respect to the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and all amendments and additions thereto ("Delaware Law").

                                   AGREEMENT:

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                    Article 1
                                   THE MERGER

      1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      "AAA Rules" shall have the meaning set forth in Section 6.5(a).

      "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Purchaser or Merger Sub) relating to or involving: (i) any acquisition or purchase by any Person (as defined below) or "group" (as defined under Section 13(d) of the Exchange Act (as defined below) and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total number of outstanding voting securities of the Company; (ii) any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) having beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total number of outstanding voting securities of the Company; (iii) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the equity interests of the Company or in the surviving or resulting entity following such transaction; (iv) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), or disposition of substantially all of the assets of the Company; or (v) any liquidation or dissolution of the Company.


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      "Affiliate" of a specified Person shall mean each other Person who controls, is controlled by, or is under common control with the specified
Person.

      "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

      "Antitrust Filings" shall have the meaning set forth in Section 5.7(a).

      "Arbitration Notice" shall have the meaning set forth in Section 6.5(a).

      "Balance Sheet" shall have the meaning set forth in Section 2.7.

      "Balance Sheet Date" shall have the meaning set forth in Section 2.7.

      "Certificate of Merger" shall have the meaning set forth in Section 1.2.

      "Certificates" shall have the meaning set forth in Section 1.11(b).

      "Claim Notice" shall have the meaning set forth in Section 6.4.

      "Closing" shall have the meaning set forth in Section 1.3.

      "Closing Date" shall have the meaning set forth in Section 1.3.

      "Closing Cash" shall have the meaning set forth in Section 8.3(n).

      "Closing Working Capital" shall have the meaning set forth in Section 1.13(c).

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Merger Consideration" shall mean the Merger Consideration less (i) the amount of Credit Agreement Debt as of immediately prior to the Effective Time and (ii) the amount, if any, of the Working Capital Deficit as finally determined in accordance with Section 1.13.

      "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

      "Company" shall have the meaning set forth in the introductory paragraph hereof.

      "Company Closing Statement" shall have the meaning set forth in Section 1.13(b).

      "Company Common Stock" shall mean the Common Stock, the Series A Common Stock and the Series B Common Stock.

      "Company Disclosure Schedule" shall have the meaning set forth in the introductory clause of Article 2.

      "Company Employees" shall mean all those individuals who are employees of the Company or its Subsidiaries as of the date of this Agreement and those individuals who become


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

employees of the Company or its Subsidiaries in the ordinary course of business between the date of this Agreement and immediately prior to the Effective Time.

      "Company IP" shall mean IP owned by the Company or its Subsidiaries (other than Saxon).

      "Company Licenses" shall have the meaning set forth in Section 2.17(c).

      "Company Material Adverse Effect" shall mean any change, event, circumstance or effect that, individually or when taken together with any other change, event, circumstance or effect, is or would be materially adverse to the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to complete the transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change, event, circumstance or effect attributable to general economic conditions in the United States, North America or any foreign jurisdiction in which the Company or any of its Subsidiaries has operations or sales; (ii) any change in any Legal Requirement or the interpretation thereof; (iii) any change in accounting rules; (iv) any change, event, circumstance or effect attributable to compliance with the terms of, or the taking of or failure to take any action required by, this Agreement or otherwise taken or not taken at the request of Purchaser; or (v) any change, event, circumstance or effect attributable to national or international political or social conditions, including the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere.

      "Company Officer's Certificate" shall mean a certificate, substantially in the form attached hereto as Exhibit B, dated as of the Closing Date and signed by a duly authorized officer of the Company.

      "Company Permits" shall have the meaning set forth in Section 2.14(b).

      "Company Restricted Stock Plan" shall mean the Company's Restricted Stock Plan adopted as of November 15, 2005.

      "Company Secretary's Certificate" shall mean a certificate, substantially in the form attached hereto as Exhibit C, dated as of the Closing Date and signed by the Secretary (or another duly authorized officer) of the Company, as to: (i) the absence of any amendments to the Certificate of Incorporation of the Company since the date of the copy of such document attached to such certificate, which copy shall have been certified by the Secretary of State of the State of Delaware; (ii) the By-Laws of the Company; and (iii) the resolutions of the board of directors and stockholders of the Company relating to this Agreement and the transactions contemplated hereby.

      "Company Stockholder Indemnified Parties" shall have the meaning set forth in Section 6.3.


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

      "Company Stockholder Representative" shall have the meaning set forth in the introductory paragraph hereof, as may be modified from time to time pursuant to Section 1.13(b).

      "Company Stockholders" shall mean the holders of Company Common Stock.

      "Company Warrant" means a warrant to purchase Company Common Stock.

      "Confidentiality Agreement" shall have the meaning set forth in Section
5.3.

      "Contract" shall mean, with respect to any Person, any contract, agreement, instrument, license, lease, mortgage, note, bond, debenture, indenture, guarantee, franchise, concession, plan, warranty, purchase order, insurance policy, obligation, arrangement or other commitment (whether written or oral and whether express or implied) that is or purports to be legally binding, to which such Person is a party or by which such Person or such Person's properties or assets are bound, including Leases.

      "Covered Transaction Expense Amount" shall mean an amount equal to one-half of the Company's Transaction Expenses, up to a maximum of $1,500,000.00.

      "Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of November 15, 2005 among Legerity, Inc. as the Borrower, Legerity Holdings, Inc. and certain of Legerity, Inc.'s subsidiaries named therein as Guarantors, the Initial Lenders and Initial Issuing Bank named therein as Lender Parties, Morgan Stanley Senior Funding, Inc. as Administrative Agent, and Deutsche Bank Trust Company Americas as Syndication Agent.

      "Credit Agreement Debt" shall mean the aggregate principal amount of Indebtedness outstanding under the Credit Agreement and all accrued interest thereon (including without limitation any "PIK" interest), and all fees, expenses, and any other sums payable under the Credit Agreement by the Company or any of its Subsidiaries to the extent still owing on the Closing Date.

      "Delaware Law" shall have the meaning set forth in the recitals.

      "Dispute Notice" shall have the meaning set forth in Section 6.4.

      "Dissenting Shares" shall have the meaning set forth in Section 1.14(a).

      "Effective Time" shall have the meaning set forth in Section 1.3.

      "Encumbrances" shall mean liens, charges, security interests, options, encroachments, reservations, orders, decrees, judgments, conditions, restrictions, claims, mortgages, pledges, proxies, voting trusts or agreements, any third-party right, or similar obligations or encumbrances of any kind.

      "Enforceability Limitations" shall have the meaning set forth in Section 2.4.


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

      "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens or written notices of violation of or liability arising under any Environmental Law relating to the Company or any of its Subsidiaries.

      "Environmental Laws" shall mean any applicable Legal Requirement relating to (i) the protection, investigation or restoration of the environment, public health and safety or natural resources or (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Material.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any entity, person or business, whether or not incorporated, that is treated as single employer with the Company under
Section 414 of the Code or Section 4001 of ERISA.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" shall have the meaning set forth in Section 1.11(a).

      "Financial Statements" shall have the meaning set forth in Section 2.7.

      "Governmental Entity" shall mean any court or any administrative, regulatory or governmental body, agency, department, board, commission, panel, authority, organization or instrumentality, whether domestic, foreign or international.

      "Hazardous Materials" shall mean any hazardous substance, the use, transportation or disposition of which is regulated by law or by any Governmental Entity, including any petroleum product or by-product, material containing asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

      "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

      "Immediate Family" shall mean any spouse, child or other relative sharing the same household.

      "Indebtedness" shall mean, with respect to any Person, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations under financing and operating leases; (iv) all obligations in respect of acceptances issued or created; (v) all liabilities secured by any lien on any property; (vi) all guarantee obligations; and (vii) all other obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon such Person's balance sheet as liabilities.

      "Indemnification Escrow Agent" shall have the meaning set forth in Section 1.10(ii).


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

      "Indemnification Escrow Agreement" shall have the meaning set forth in
Section 1.10(ii).

      "Indemnification Escrow Amount" shall have the meaning set forth in
Section 1.10(ii).

      "Indemnified Party" shall have the meaning set forth in Section 6.4.

      "Indemnifying Party" shall have the meaning set forth in Section 6.4.

      "Intellectual Property Rights" shall mean any or all of the following statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, extensions, provisionals, continuations and continuations in-part thereof and applications for such reissues, divisions, extensions, provisionals, continuations and continuations in-part; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology; (iii) all works of authorship, copyrights, copyright rights, moral rights, rights of attribution and integrity, sound recording rights and registrations and applications therefor; (iv) all industrial and other designs and registered designs and registrations and applications therefor; (v) all trade names, company names, logos, trade dress, trademarks, service marks, collective membership marks, certification marks, other indicia of origin and registrations and applications therefor; (vi) mask works, mask work registrations and applications therefore, and all other rights corresponding thereto throughout the world; (vii) all databases and data collections (including knowledge databases, customer lists and customer databases) and registrations and applications therefor; (viii) all rights in software; (ix) rights to Uniform Resource Locators, Web site addresses and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing or in any Technology; and (xi) any goodwill associated with any of the foregoing.

      "IP" shall mean Intellectual Property Rights and Technology.

      "IRS" shall mean the Internal Revenue Service.

      "Knowledge of the Company" with respect to a fact or matter shall mean the actual knowledge of the following officers of the Company, after reasonable inquiry of those employees of the Company or any of its Subsidiaries whom such officers reasonably believe would have actual knowledge of such fact or matter:
Henry L. Perret, President and Chief Executive Officer; David Boikess, Vice President of Sales & Marketing; Gary Tanner, Vice President of Operations; Louis Riley, General Counsel and Secretary; Dr. Betsy Aylin, Director of Human Resources, solely with respect to Sections 2.15 and 2.18; and Michael Cramer, Controller.

      "Lease" shall mean each real property lease or sublease to which the Company or one of its Subsidiaries is a party.

      "Legal Proceeding" shall mean any action, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative investigation or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

      "Legal Requirement" shall mean any federal, state, local, municipal, provincial, foreign, international or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

      "Losses" shall mean any and all actually incurred claims, costs, losses, liabilities, obligations, fines, penalties, awards, amounts paid in settlement, Taxes, liens, damages and expenses (including reasonable and actual out-of-pocket attorneys' fees and expenses) and any interest thereon; provided that in no event shall Losses include any consequential or punitive damages of any nature, regardless of the legal theory advanced.

      "Material" shall mean material, within the meaning of GAAP, as in effect on the date hereof, to the Company and its Subsidiaries taken as a whole.

      "Material Contract" shall mean any Contract that is disclosed in Section 2.12(a) of the Company Disclosure Schedule.

      "Merger" shall have the meaning set forth in the recitals.

      "Merger Consideration" shall mean an amount in cash equal to $133,000,000,
(i) plus the value of the Closing Cash and (ii) plus the value of Working Capital Surplus or minus the value of the Working Capital Deficit, as applicable, and (iii) plus the Covered Transaction Expense Amount.

      "Merger Sub" shall have the meaning set forth in the introductory paragraph hereof.

      "Merger Sub Common Stock" shall have the meaning set forth in Section 1.7(d).

      "Neutral Accountant" shall have the meaning set forth in Section 1.13(d).

      "Order" shall mean any decision, judgment, order, writ, injunction, decree, award or determination (whether temporary, preliminary or permanent) of any Governmental Entity.

      "Other Filings" shall have the meaning set forth in Section 5.7(a).

      "Owned IP" shall have the meaning set forth in Section 2.17(a).

      "Parties" shall have the meaning set forth in the introductory paragraph hereof.

      "Payment Fund" shall have the meaning set forth in Section 1.10(i).

      "Per Share Portion of the Common Merger Consideration" means an amount equal to (x) the Common Merger Consideration divided by (y) the number of shares of Company


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

Common Stock (whether vested or unvested) outstanding immediately prior to the Effective Time, including any Dissenting Shares.

      "Permitted Encumbrances" shall mean (i) statutory liens for Taxes or other governmental charges or assessments or levies not yet due and payable; (ii) liens of landlords, carriers, warehousemen, mechanics, vendors or materialmen securing obligations arising in the ordinary course of business that are not yet due and payable; and (iii) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; provided, however, in each case, that the foregoing does not Materially affect the utility or value of the assets or other matters or items to which they relate.

      "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      "Plan" shall mean each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

      "Pre-Closing Tax Period" shall have the meaning set forth in Section 7.1.

      "Pro Rata Portion" means, with respect to any Company Stockholder, a fraction, expressed as a percentage, equal to: (x) the total Common Merger Consideration payable to such Company Stockholder, divided by (y) the total Common Merger Consideration payable to all Company Stockholders.

      "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

      "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 6.2.

      "Purchaser Loss Threshold" shall have the meaning set forth in Section 6.8(a).

      "Purchaser's Post-Closing Statement" shall have the meaning set forth in
Section 1.13(c).


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

      "Registered Intellectual Property" shall mean all United States, state, international and foreign: (i) patents and applications therefor and all reissues, divisions, extensions, provisionals, continuations and continuations in-part thereof and applications for such reissues, divisions, extensions, provisionals, continuations and continuations in-part; (ii) registrations and applications for any other Intellectual Property Rights, including, copyrights, mask works, domain names, industrial design rights, database rights, trademarks and service marks.

      "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injection, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

      "Required Stockholder Vote" shall mean the approval of this Agreement and the Merger by the holders of a majority of the Company Common Stock, voting together as one class.

      "Restricted Stock" shall mean any stock issued pursuant to the Company Restricted Stock Plan.

      "Saxon" shall mean Saxon IP Assets, LLC, a (direct or indirect) wholly-owned subsidiary of the Company that will be divested by the Company prior to the Closing, as described in Section 5.13.

      "Saxon Divestiture" shall have the meaning set forth in Section 5.13.

      "Saxon Divestiture Agreements" shall have the meaning set forth in Section 5.13.

      "Saxon IP" shall have the meaning set forth in Section 4.1(o).

      "Saxon IP License" shall mean the license and covenant not to sue regarding the Saxon IP that will be granted to the Company in connection with the Saxon Divestiture, as more fully described in Section 5.13.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Series A Common Stock" shall mean the Series A Common Stock, par value $0.001 per share, of the Company.

      "Series B Common Stock" shall mean the Series B Common Stock, par value $0.001 per share, of the Company.

      "Stockholder Notification" shall have the meaning set forth in Section
5.1.

      "Straddle Period" shall have the meaning set forth in Section 7.2.

      "Subsidiary" of a specified entity shall mean any corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; provided that for purposes of the Company's representations, warranties and covenants contained herein, Saxon shall be excluded from the definition of Subsidiary under this Agreement unless expressly stated otherwise. Included as "Subsidiary" separate from its owner(s) is any of the above-noted entities as to which an election has been made pursuant to Treas. Reg. ss. 301.7701-3(c).

      "Survival Period" shall have the meaning set forth in Section 6.1.

      "Surviving Corporation" shall have the meaning set forth in Section 1.2.

      "Tax" or "Taxes" (and, with correlative meaning, "Taxable" and "Taxation") shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return thereto.

      "Tax Benefits" shall mean the Tax savings (whether measured in terms of a reduction of Taxes paid or that otherwise would have been paid or payable) arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of Tax credits then allowable (including by way of amended Tax Returns).

      "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any federal, state, local or foreign governmental authority, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

      "Technology" shall mean all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), business materials, algorithms, routines, software (including object code and source code therefor), files, databases, works of authorship, processes, test methodologies, any media on which any of the foregoing is recorded, any other tangible embodiments of any of the foregoing and all devices, prototypes, hardware, equipment, development tools and test systems, but not the Intellectual Property Rights in any of the foregoing.

      "Third Party IP" shall have the meaning set forth in Section 2.17(b).

      "Transaction Expenses" means all out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory fees and expenses of third parties in connection therewith, and the cost of the runoff insurance policy pursuant to
Section 5.10(b) of this Agreement.

      "Vested" means that a person's Restricted Stock will not be forfeited and is not subject to forfeiture (i.e. not subject to repurchase at cost) upon termination of such person's employment without regard to whether a Code Section 83(b) election was made by such person with respect to such Restricted Stock.

      "Working Capital" shall mean, as of any applicable date, (i) the consolidated current assets of the Company and its Subsidiaries, including but not limited to, cash and cash equivalents (other than Closing Cash), accounts receivable, inventory, prepaid expenses and other current assets, minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, including but not limited to accounts payable, accrued compensation and benefits, current taxes payable, current portion of capital leases, deferred revenue and other current liabilities, in each case as would be reflected on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP and applied in the same manner as in the preparation of the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2006; provided that any estimates of Working Capital provided by the Company pursuant to this Agreement shall be prepared by the Company in good faith in a manner reasonably consistent with the preparation of the Company's financial statements but need not be in accordance with GAAP. For greater certainty, Working Capital excludes Closing Cash and Credit Agreement Debt.

      "Working Capital Adjustment" shall have the meaning set forth in Section 1.13(a).

      "Working Capital Deficit" shall mean the amount, if any, by which nine million dollars ($9,000,000) exceeds the Closing Working Capital as of the Effective Time.

      "Working Capital Escrow" shall have the meaning set forth in Section 1.10(iii).

      "Working Capital Escrow Amount" shall have the meaning set forth in
Section 1.10(iii).

      "Working Capital Escrow Agreement" shall have the meaning set forth in
Section 1.10(iii).

      "Working Capital Surplus" shall mean the amount, if any, by which the Closing Working Capital exceeds twelve million dollars ($12,000,000) as of the Effective Time.

      1.2 The Merger. Upon the terms and subject to the conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of

Delaware Law, the time of such filing (or such later time as may be agreed in writing by the Company and Purchaser and specified in the Certificate of Merger) being the "Effective Time", as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas, at 10:00 a.m., Austin time, on the later of (i) July 20, 2007 and (ii) the third business day following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, provided that Purchaser may extend the date of the Closing to a date not later than August 17, 2007 if and only if advised by its financial advisor or investment syndicate that such additional time is required in order to complete the financing(s) necessary to be completed by Purchaser in order to pay the Merger Consideration, or at such other time, date and location as Purchaser and the Company shall agree in writing (the "Closing Date").

      1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5 Certificate of Incorporation; By-Laws.

            (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that, as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is: ZLE Inc."

            (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended; provided, however, that, as of the Effective Time, the By-Laws of the Surviving Corporation shall reflect that the name of the Surviving Corporation is Zarlink Semiconductor LE Inc.

      1.6 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed and qualified.

      1.7 Effect on Capital Stock.

            (a) Company Stock. At the Effective Time and subject to and upon the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, the Company Stockholder Representative or the holders of Company Common Stock each share of Company Common Stock outstanding (and not held by Purchaser) immediately prior to the Effective Time (including each share of Company Common Stock that vests pursuant to Section 1.7(b)), shall be automatically converted into the right to receive cash, without interest, in an amount equal to the Per Share Portion of the Common Merger Consideration.

            (b) Acceleration of Vesting of Restricted Stock. Purchaser shall take all actions necessary and desirable to cause each outstanding share of Restricted Stock that was not vested immediately prior to the Effective Time to become fully vested and nonforfeitable as of the Effective Time.

            (c) Company or Purchaser Owned Stock. At the Effective Time, each share of Company Common Stock held by the Company or owned by Merger Sub, Purchaser or any direct or indirect wholly owned Subsidiary of the Company or Purchaser immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment of any consideration therefor.

            (d) Merger Sub Stock. At the Effective Time, each share of Merger Sub common stock, par value $0.001 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            (e) Adjustments. The Per Share Portion of the Common Merger Consideration shall be subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into any Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to any Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

      1.8 Treatment of Warrants. Purchaser shall take all actions necessary and desirable (including, without limitation, obtaining the written consent of the holder of each outstanding Company Warrant) to cause each outstanding Company Warrant to be automatically cancelled and terminated as of the Effective Time and to cease to represent a right to acquire shares of Company Common Stock. Neither Purchaser nor the Surviving Corporation shall assume any Company Warrants after the Merger.

      1.9 Repayment of Credit Agreement Debt. At the Closing, Purchaser shall repay in full the amount of any Credit Agreement Debt, and the Credit Agreement shall be terminated. Thereafter neither the Company, Purchaser nor the Surviving Corporation shall have any obligations under the Credit Agreement.

      1.10 Payment of Common Merger Consideration. On the Closing Date, Purchaser shall:

            (i) deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount equal to the Common Merger Consideration less
      (a) the Indemnification Escrow Amount, (b) the Working Capital Escrow Amount (such amount being hereinafter referred to as the "Payment Fund") and (c) the amount of Closing Cash to be transferred by the Company to the Exchange Agent as provided in Section 8.3(n);

            (ii) deposit the sum of Six Million Dollars ($6,000,000) (such amount plus the earnings thereon, the "Indemnification Escrow Amount") with JPMorgan Chase Bank, N.A., as the Indemnification Escrow Agent (the "Indemnification Escrow

      Agent"), to be held and disposed of pursuant and subject to the terms hereof and an escrow agreement by and among Purchaser, the Company Stockholder Representative and the Indemnification Escrow Agent, substantially in the form attached hereto as Exhibit E (the "Indemnification Escrow Agreement"), provided, however, that the Indemnification Escrow Amount shall be released twelve (12) months from the Closing Date. The amount released shall be reduced by the amount of any Unresolved Claims (as defined in the Indemnification Escrow Agreement). Any amounts remaining with the Indemnification Escrow Agent following termination of the Indemnification Escrow Agreement shall be distributed to the Company Stockholders in accordance with the Indemnification Escrow Agreement. Purchaser and the Company Stockholders, severally in accordance with their respective Pro Rata Portions, shall each pay one-half of any costs, expenses and fees charged by the Indemnification Escrow Agent, with the fees attributable to the Company Stockholders being deducted from their respective portions of the Indemnification Escrow Amount in priority to any other claims against the Indemnification Escrow. Neither the Company Stockholders nor the Company Stockholder Representative shall have any individual liability with respect to such fees. Any amount released to the Company Stockholders from the Indemnification Escrow shall be composed of two portions: one portion being part of the Common Merger Consideration and the other portion being interest income paid by Purchaser to the Company Stockholders as provided under the Indemnification Escrow Agreement; and

            (iii) deposit an amount in escrow (the "Working Capital Escrow") equal to the greater of (a) two million ($2,000,000) or (b) the Working Capital Deficit set forth in the Company Closing Statement (the "Working Capital Escrow Amount") with JPMorgan Chase Bank, N.A., as the Working Capital Escrow Agent (the "Working Capital Escrow Agent"), to be held for thirty (30) days (or such longer period as may be required to resolve any dispute under Section 1.13(c) or (d) of this Agreement regarding the calculation of the Working Capital or the Working Capital Deficit) pursuant and subject to the terms hereof and an escrow agreement by and among Purchaser, the Company Stockholder Representative and the Working Capital Escrow Agent, substantially in the form of Exhibit F attached hereto (the "Working Capital Escrow Agreement"). Purchaser and the Company Stockholders, severally in accordance with their respective Pro Rata Portions, shall each pay one-half of any costs, expenses and fees charged by the Working Capital Escrow Agent, with the fees attributable to the Company Stockholders being deducted from their respective portions of the Working Capital Escrow Amount in priority to any other claims against the Working Capital Escrow. Neither the Company Stockholders nor the Company Stockholder Representative shall have any individual liability with respect to such fees. Any amount released to the Company Stockholders from the Working Capital Escrow shall be composed of two portions: one portion being part of the Common Merger Consideration and the other portion being interest income paid by Purchaser to the Company Stockholders as provided under the Working Capital Escrow Agreement.

      1.11 Delivery of Common Merger Consideration; Surrender of Certificates.

            (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the "Exchange Agent") for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Company Common Stock for the applicable portion of the Common Merger Consideration. The Exchange Agent shall use the Payment Fund to make the payments provided for in Section 1.7 of this Agreement (it being understood that any and all interest earned on the Payment Fund made available to the Exchange Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Exchange Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

            (b) Promptly after the Effective Time (and in any event within three
(3) business days thereof), Purchaser or the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive a portion of the Common Merger Consideration under Section
1.7 and to each holder of Dissenting Shares (i) a notice of the effectiveness of the Merger; (ii) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as are reasonably satisfactory to Purchaser, the Surviving Corporation, the Company and the Company Stockholder Representative); (iii) instructions for use in surrendering such Certificates and receiving the applicable portion of the Common Merger Consideration in respect thereof; and (iv) such notification as may be required under Delaware Law to be given to the holders of Dissenting Shares. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, cash in an amount equal to the applicable portion of the Common Merger Consideration deposited in the Payment Fund with respect to the shares of Company Common Stock represented by such Certificate, which amounts shall be paid by Exchange Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

            (c) Until surrendered in accordance with the provisions of this
Section 1.11, each outstanding Certificate (other than Certificates representing Dissenting Shares) will be deemed, from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Common Merger Consideration (without interest) in accordance with this
Article 1. Each Certificate so surrendered shall forthwith be canceled.

            (d) The applicable portion of the Common Merger Consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1.

            (e) Any portion of the Payment Fund (including any amounts that may be payable to any holder of Company Common Stock in accordance with the terms of this Agreement) which remains unclaimed upon the first anniversary of the Closing Date shall be returned to Purchaser, upon demand, and any such holder who shall have not theretofore complied with this Article 1 shall, subject to the remainder of this Section 1.11, thereafter look to Purchaser only as a general unsecured creditor thereof for payment of any portion of the Common Merger Consideration, without any interest or dividends thereon, that may be payable to such holder. Following the Closing, the Exchange Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000, and the Surviving Corporation shall receive the interest earned thereon. None of Purchaser, Merger Sub, the Company or Exchange Agent shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or an affidavit provided pursuant to Section 1.10(g)) shall not have been surrendered on or before the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any portion of the Common Merger Consideration with respect to shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), the portion of the Common Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

            (f) Each of Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (g) If any Certificate shall have been lost, stolen or destroyed, the Person who is the record owner of such Certificate shall deliver to the Surviving Corporation an affidavit (in form and substance reasonably acceptable to the Surviving Corporation) with respect to such loss, theft or destruction. The Surviving Corporation may, in its discretion and as a condition precedent to the delivery of any portion of the Common Merger Consideration to such owner in respect of such Certificate, require such Person to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed (but shall not require the posting of any bond or other surety).

            (h) In addition, pursuant to the terms of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, as applicable, and in accordance with this Section, each Company Stockholder (other than any Company Stockholder whose Company Common Stock becomes Dissenting Shares) shall be paid such Company Stockholder's proportionate share of the remaining balance, if any, of (i) the Indemnification Escrow Amount within ten (10) business days after release thereof in accordance with the Indemnification Escrow Agreement and (ii) and the Working Capital Escrow Amount within ten (10) business days after release thereof in accordance with the Working Capital Escrow Agreement. References in Section 1.7 and this Section 1.11 to payment of the Common Merger Consideration shall be subject to, and deemed amended as required by, the provisions of Section 1.13, the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, as applicable.

            1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action. Purchaser shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

      1.13 Working Capital Adjustment to Merger Consideration.

            (a) Working Capital Adjustment. In the event there is a Working Capital Deficit or a Working Capital Surplus calculated and determined in accordance with paragraph (c) and (d) of this Section 1.13, then the Merger Consideration shall be reduced or increased, as the case may be, dollar-for-dollar by the amount of the Working Capital Deficit or Working Capital Surplus (the "Working Capital Adjustment"). If there is a Working Capital Deficit and it is less than $2 million, then an amount equal to the Working Capital Deficit shall be released from the Working Capital Escrow to Purchaser and the balance of the Working Capital Escrow Amount shall be released from the Working Capital Escrow to be distributed to the Company Stockholders in accordance with this Agreement and the Working Capital Escrow Agreement. If there is a Final Working Capital Deficit and it is $2 million or greater, then the entire Working Capital Escrow Amount shall be released from the Working Capital Escrow to Purchaser; and Purchaser may make a claim against the Indemnification Escrow Amount for the payment of such difference; and if there is any balance still due to Purchaser that is not otherwise satisfied by the Indemnification Escrow Amount, then the Company Stockholders shall be responsible for payment, severally in accordance with their respective Pro Rata Portions and not jointly, the balance to Purchaser within ten (10) business days after Purchaser's request. If there is a Working Capital Surplus, then (i) Purchaser shall within five (5) business days following the determination of Closing Working Capital deposit the amount of such Working Capital Surplus with the Exchange Agent or the Working Capital Escrow Agent for payment to the Company Stockholders, (ii) the Working Capital Escrow Amount shall be released from the Working Capital Escrow, and (iii) each of (i) and (ii) shall be distributed to the Company Stockholders in accordance with this Agreement and the Working Capital Escrow Agreement. If there is neither a Working Capital Deficit nor a Working Capital Surplus, then the Working Capital Escrow Amount shall be released from Working Capital Escrow to be distributed to the Company Stockholders in accordance with this Agreement and the Working Capital Escrow Agreement.

            (b) Closing Statement. Not less than five (5) business days prior to the Closing Date, the Company shall prepare and deliver to Purchaser and the Company Stockholder Representative a statement ("Company Closing Statement") setting forth in reasonable detail the Company's pre-closing calculations of estimated Working Capital and the estimated Working Capital Deficit, if any, or estimated Working Capital Surplus, if any, as of the Closing Date.

            (c) Working Capital Adjustment Procedures. A final determination of Working Capital (the "Closing Working Capital") and the Working Capital Deficit, if any, or Working Capital Surplus, if any, as of the Closing Date shall be made after Closing in accordance with this Section for the purpose of determining any Working Capital Adjustment, if any, required under Section 1.13(a). Not later than thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to the Company Stockholder Representative a statement (the "Purchaser's Post-Closing Statement") setting forth in reasonable detail Purchaser's final determinations of the Closing Working Capital and Working Capital Deficit, if any, or Working Capital Surplus, if any. The Purchaser's Post-Closing Statement shall be accompanied by supporting schedules setting forth in reasonable detail all assets and liabilities included in such calculations. The Company Closing Statement and Purchaser's Post-Closing Statement shall be prepared in accordance with GAAP and otherwise in accordance with the same accounting principles and policies used in the preparation of the Financial Statements, except as otherwise expressly provided in this Agreement. In the event that the Company Stockholder Representative disagrees with the Purchaser's Post-Closing Statement, then the Company Stockholder Representative shall submit a written notice of objection thereto to Purchaser within 15 days after the Company Stockholder Representative's receipt of the Purchaser's Post-Closing Statement. If within such 15 day period the Company Stockholder Representative does not submit such a notice of objection, the Closing Working Capital and Working Capital Deficit, if any, set forth in Purchasers' Post-Closing Statement shall be deemed accepted, but if the Company Stockholder Representative does timely object to Purchaser's Post-Closing Statement, such objection shall be resolved as provided in Section 1.13(d). The Common Merger Consideration shall be adjusted as provided in Section 1.13(a) based upon the Working Capital Deficit, if any, or Working Capital Surplus, if any, as so agreed by the parties or finally determined as provided herein.

            (d) Resolution of Objections. Purchaser and the Company Stockholder Representative shall negotiate in good faith to resolve any dispute arising under Section 1.13(c) for a period not to exceed 30 days (except by mutual agreement and which may be shortened by mutual agreement). Any objection timely made under Section 1.13(c) that the Company Stockholder Representative and Purchaser are unable to so resolve shall be determined by a "Neutral Accountant" as defined below. A "Neutral Accountant" means an accountant or accounting firm mutually agreed by the Parties or, if the Parties fail or are unable to agree, an independent accounting firm which satisfies each of the following requirements:

            (i) neither the accountant nor the firm that employs the accountant shall have performed any material accounting or consulting services for any Party or its Affiliates at any time during the five (5) year period immediately preceding the date of the notice from the Company Stockholder Representative under Section 1.13(c);

            (ii) is not related in any way to any Party or any executive officer, director or Affiliate of any Party;

            (iii) has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten (10) years;

            (iv) is willing to accept engagement as the Neutral Accountant on the terms and conditions of this Agreement.

      Purchaser and the Company Stockholder Representative agree to use their reasonable best efforts in good faith to select a Neutral Accountant who is reasonably acceptable to both of them not later than fifteen (15) days after the date on which the Company Stockholder Representative timely objects to Purchaser's Post-Closing Statement. Initially, it is agreed that the Toronto office of KPMG LLP shall be the Neutral Accountant unless such firm shall hereafter fail to satisfy the requirements for the Neutral Accountant specified above.

      Within ten (10) days after the Neutral Accountant is appointed as described above (or within 10 days after the termination of negotiations mandated pursuant to the first sentence of this subsection (d) if the Neutral Accountant remains the firm named above), Purchaser shall promptly forward a copy of the Purchaser's Post-Closing Statement to the Neutral Accountant, and the Company Stockholder Representative shall promptly forward a copy of the written objection(s) thereto delivered pursuant to Section 1.13(c) to the Neutral Accountant. The Neutral Accountant's role shall be limited to resolving such objections. In resolving such objections, the Neutral Accountant shall apply the provisions of this Agreement concerning determination of the Closing Working Capital and Working Capital Deficit, as applicable. The Neutral Accountant shall promptly provide written notice of its resolution of such objections to Purchaser and the Company Stockholder Representative and the resulting determinations of the Closing Working Capital and Working Capital Deficit, if any, shall be final and binding on the Parties. The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission. If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 1.13(d), then the parties shall promptly appoint a substitute to act in substitution for the original designee, (or if no substitute is so appointed within fifteen (15) days, then such dispute shall be resolved by a single arbitrator, sitting in New York, New York, appointed by the American Arbitration Association upon application by either Purchaser or the Company Stockholder Representative), and, upon acceptance of such appointment such substitute, or arbitrator so appointed, shall for purposes of this Agreement be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 1.13(d) shall run from the date of such substitute's or arbitrator's acceptance of appointment hereunder.

      1.14 Dissenters' Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.14(b), any shares of Company Common Stock held by a holder who duly and validly demands appraisal of such shares in accordance with Delaware Law and is in compliance with all the provisions of Delaware Law concerning the right of such holder to demand appraisal of such shares in connection with the Merger and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive any portion of the Common Merger Consideration pursuant to Section 1.7, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law.

            (b) Notwithstanding the provisions of Section 1.7, if any holder of shares of Company Common Stock who demands payment for such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the applicable portion of the Common Merger Consideration, as provided in Section 1.7, without interest thereon, upon surrender of the certificate representing such shares in accordance with Section 1.11.

            (c) The Company shall give Purchaser (i) prompt notice of the receipt of any written notice of any demand for payment or intent to demand payment for any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for payment and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for payment under Delaware Law. The Company shall not, except with the prior written consent of Purchaser, either
(y) voluntarily make any payment with respect to any demands for payment for Company Common Stock or offer to settle or settle any such demands or (z) make any offer to buy, or accept any offer to sell, any shares of Company Common Stock.

      1.15 Company Stockholder Representative.

            (a) Appointment; Powers. In order to administer efficiently the assertion, defense, settlement and resolution of any claims for indemnification pursuant to Article 6 and any other disputes or matters arising in connection with this Agreement, the Indemnification Escrow Agreement, the Working Capital Escrow Agreement or any other agreement entered into by the Company Stockholder Representative on behalf of the Company Stockholders as contemplated hereunder, upon the approval of this Agreement by the Company Stockholders in accordance with Delaware Law, the Company Stockholder Representative shall be exclusively (except in case of clause (iv) and clause (v) below in the event of a claim not generally applicable to the Stockholders (a "Particular Claim"), in which case such authorization shall be non-exclusive) authorized and empowered to: (i) to the extent permitted by applicable law, amend, modify or waive any of the provisions of this Agreement, the Indemnification Escrow Agreement, the Working Capital Escrow Agreement or any other agreement contemplated hereby on behalf of the Company Stockholders in any manner in which the Company Stockholder Representative believes to be in the best interests of the Company Stockholders;
(ii) give all notices (including service of process) required to be given by or on behalf of any Company Stockholder under this Agreement or any other agreement contemplated hereby; (iii) take any action (or determine to take no action) in connection with the defense, settlement, compromise, arbitration and/or other resolution of any claim for indemnification by any Purchaser Indemnified Party (as defined below) pursuant to Article 6 hereof, including compliance with any Order in connection with any such claim, or any other claim, arbitration, dispute, action, suit, or other proceeding in connection with this Agreement;
(iv) assert, bring, prosecute, maintain, settle, compromise, arbitrate and/or otherwise resolve on behalf of the Company Stockholders any claim for indemnification by any Company Stockholder Indemnified Party (as defined below) pursuant to Article 6 hereof or any other claim, arbitration, dispute, action, suit, or other proceeding in connection with this Agreement; and (v) take all such other actions (or determine to take no action) as the Company Stockholder Representative may deem necessary or appropriate in his sole judgment to carry out the foregoing. By his/its execution hereof, the Company Stockholder Representative hereby accepts such appointment.

            (b) Removal. The Company Stockholders may, at any time, remove the Company Stockholder Representative and appoint a substitute representative by written consent signed by Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. If the Company Stockholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Stockholders shall, by such written consent, appoint a substitute representative to fill such vacancy. Any such substitute representative shall be deemed to be the Company Stockholder Representative for all purposes of this Agreement. Upon the selection of such substitute representative, the substituted representative shall promptly notify Purchaser in writing of his or her appointment pursuant to this Section 1.15(b), which written notice shall be accompanied by a copy of the written consent effectuating such appointment.

            (c) Exclusive Right. Any claim, arbitration, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Company Stockholders under this Agreement shall be asserted, brought, prosecuted or maintained only by the Company Stockholder Representative, except with respect to Particular Claims in connection with which the affected Stockholders may act independently of the Stockholder Representative. Except with respect to Particular Claims, all actions, decisions and instructions of the Company Stockholder Representative, including the defense, settlement, compromise and/or other resolution of any claims for indemnification by any Purchaser Indemnified Party pursuant to Article 6, shall be conclusive and binding upon all of the Company Stockholders, and no Company Stockholder shall have any right to object, dissent, protest or otherwise contest the same, nor have any claim or cause of action against the Company Stockholder Representative for any action taken or not taken, decision made or instruction given by the Company Stockholder Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Company Stockholder Representative.

            (d) Reliance. Except with respect to Particular Claims, Purchaser shall be able to rely conclusively on the actions, decisions and instructions of the Company Stockholder Representative as to the settlement, compromise and/or other resolution of any claims for indemnification by any Purchaser Indemnified Party pursuant to Article 6 or any other actions required or permitted to be taken by the Company Stockholder Representative under this Agreement, and no Party hereunder shall have any claim or cause of action against any Purchaser Indemnified Party for any action taken by such Purchaser Indemnified Party in reliance upon the actions, decisions and instructions of the Company Stockholder Representative.

            (e) Information and Access. The Company Stockholder Representative and its representatives and agents shall have reasonable access to information about the Company, Surviving Corporation and Purchaser and the reasonable assistance of the Company's, Surviving

Corporation's and Purchaser's officers and employees for purposes of performing its duties and exercising its rights hereunder, including in the case of the Working Capital Adjustment, access to working papers and other books and records the Company Stockholder Representative and/or its representatives and agents may reasonably request; provided, however, that the Company Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company, Surviving Corporation or Purchaser to anyone other than its representatives and agents (except on a need to know basis to individuals who agree to treat such information confidentially).

            (f) Indemnification. The Company Stockholder Representative shall be indemnified and held harmless by the Company Stockholders from all Losses arising out of or in connection with the Company Stockholder Representative's execution, delivery and performance of this Agreement, except for fraud, gross negligence or willful misconduct by the Company Stockholder Representative. If at any time the Company Stockholder Representative and any other Person shall have any unsatisfied claims against the Company Stockholders pursuant to the terms of this Agreement, the claims of the Company Stockholder Representative shall be satisfied first including out of funds comprising the Indemnity Escrow Amount and the Working Capital Escrow Amount, subject to the limits set forth in the Indemnification Escrow Agreement and the Working Capital Escrow Agreement, as applicable. The Company Stockholder Representative shall have the right to make demands of the Company Stockholders directly, pro rata in accordance with their respective Pro Rata Portions of the Common Merger Consideration, for such indemnification and for payment of any fees and expenses (including attorneys' fees and expenses) incurred in the discharge of the Company Stockholder Representative's duties hereunder, which demand shall be promptly honored by the Company Stockholders. Without in any way limiting the rights of the Company Stockholder Representative as against the Company Stockholders, neither the Company nor Purchaser shall have any liability or obligation whatsoever to the Company Stockholder Representative arising out of or relating to any breach or alleged breach by the Company Stockholders of their indemnification obligations to the Company Stockholder Representative as contemplated hereby.

            (g) Attorney-in-fact. Upon approval of this Agreement by the Company Stockholders, the Company Stockholder Representative, or any assignee or successor thereof, acting as hereinafter provided, shall be irrevocably appointed as the attorney-in-fact and agent of the Company Stockholders (except with respect to Company Stockholders, if any, who have caused their Company Common Stock to become Dissenting Shares) to act in its, his or her name, place and stead in connection with all matters arising from and under this Agreement, the Indemnification Escrow Agreement, the Working Capital Escrow Agreement and any other agreement entered into by the Company Stockholder Representative on behalf of the Company Stockholders, and acknowledges that such appointment is coupled with an interest.

            (h) Severability. The provisions of this Section 1.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement.

            (i) Binding Effect. The provisions of this Section 1.15 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

      1.16 Approvals. The approval of this Agreement by the Company Stockholders shall constitute approval of the Indemnification Escrow Agreement and the Working Capital Escrow Agreement and the appointment of the Company Stockholder Representative, the Indemnification Escrow Agent and the Working Capital Escrow Agent.

                                    Article 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Schedule attached hereto, the Company makes the following representations and warranties to Purchaser as of the date hereof:

      2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has provided Purchaser with true, correct and complete copies of the Certificate of Incorporation and By-laws of the Company as currently in effect.

      2.2 Subsidiaries.

            (a) Section 2.2 of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary of the Company, (ii) the number and type of outstanding equity interest of each such Subsidiary and a list of the holders thereof; and (iii) the jurisdiction of organization of each such Subsidiary.

            (b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the power to own its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered a true, correct and complete copy of each of each of its Subsidiaries' organization documents, each as amended to date and in full force and effect on the date hereof, to Purchaser.

      2.3 Authorization.

            (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the filing of Certificate of Merger pursuant to Delaware Law.

            (b) The board of directors of the Company, at a meeting duly called and held, has (i) adopted the plan of merger set forth in this Agreement and approved this Agreement, (ii) declared that the Merger is advisable and in the best interests of the Company and its stockholders, and (iii) recommended that the stockholders of the Company approve this Agreement and the Merger.

      2.4 Execution and Validity. This Agreement has been duly executed and delivered by the Company. Assuming the due and valid authorization, execution and delivery hereof by Purchaser, Merger Sub and the Company Stockholder Representative, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought ((a) and (b) together, the "Enforceability Limitations").

      2.5 Consents and Approvals; No Violations.

                  (a) Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the Antitrust Filings and Other Filings, none of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, including without limitation the Saxon Divestiture, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company, each as amended to date; (ii) require any declaration or filing with, or permit, authorization, consent or approval of, any Governmental Entity;
(iii) result in any violation or breach of, constitute a default under or give rise to any right of termination, cancellation or acceleration, increase any liability or result in the loss of any right or benefit, or create in another Person a put-right, purchase obligation or similar right (with or without notice or the lapse of time or both) pursuant to any term or provision of any Contract to which the Company or any of its Subsidiaries is a party or by which any of the Company's property or assets or the property or assets of its Subsidiaries (whether tangible or intangible) may be bound; or (iv) result in or require the creation or imposition of any Encumbrance of any nature upon, or result in the creation or acceleration of any Indebtedness with respect to the assets of the Company or its Subsidiaries, other than such violations, breaches, defaults or rights of termination which would not, individually or in the aggregate, have a Company Material Adverse Effect on the Company's ability to consummate the transactions contemplated hereby.

                  (b) No Governmental Entity or any other Person has notified the Company that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder. To the Knowledge of the Company, there is no fact or circumstance relating to the Company, its Subsidiaries, any of the Company's assets or any of its Subsidiaries' assets that would (i) cause the filing of any objection to any application for any authorization required by any Governmental Entity required in connection with the transactions contemplated hereby; (ii) lead to any delay in processing any such application; or (iii) require any waiver of any rule, policy or other applicable law of any Governmental Entity.

      2.6 Capitalization.

                  (a) The authorized capital stock of the Company consists of 330,000,000 shares, of which 5,000,000 shares are designated preferred stock, par value $0.001 per share, 25,000,000 shares are designated Common Stock, 150,000,000 shares are designated Series A Common Stock and 150,000,000 shares are designated Series B Common Stock. As of the date of this Agreement, (i) there are no shares of preferred stock outstanding; (ii) 10,085,648 shares of Common Stock are issued and outstanding; (iii) 72,125,247 shares of Series A Common Stock are issued and outstanding; and (iv) 16,836,413 shares of Series B Common Stock are issued and outstanding. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or By-laws of the Company, or any Contract to which the Company is a party or by which any of the Company's property or assets (whether tangible or intangible) may be bound, and have been issued in compliance in all Material respects with all applicable federal, state and foreign securities laws. The Company has not repurchased or redeemed any shares of is capital stock except in compliance in all Material respects with all applicable federal, state, foreign, or local statutes, laws, rules or regulations, including federal, state and foreign securities laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

            (b) Section 2.6(b) of the Company Disclosure Schedule sets forth the following information with respect to each share of Restricted Stock outstanding on the date of this Agreement: (i) the name of the holder of Restricted Stock;
(ii) the number of shares of Restricted Stock held by such holder; and (iii) the date on which such Restricted Stock was issued. The Company has delivered to Purchaser an accurate and complete copy of the Company Restricted Stock Plan.

            (c) Except for the Company Restricted Stock Plan, pursuant to which the Company intends to issue all authorized but unissued shares of Common Stock reserved for issuance under such plan prior to the Closing to certain Company Employees, (i) there are no equity-based compensation plans of the Company; (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and
(iii) there are no rights, agreements or arrangements of any character which provide for any stock appreciation, phantom stock, profit participation or similar right.

      2.7 Financial Statements. Section 2.7 of the Company Disclosure Schedule includes accurate and complete copies of (a) the unaudited consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Company as of the fiscal quarter ended April 1, 2007, (b) the unaudited consolidated balance sheet and statements of income, stockholders' equity and cash flows of the Company as of the fiscal five month period ended May 27, 2007 (the "Balance Sheet Date") and (c) the audited consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company as of the fiscal years ended December 25, 2005 and December 31, 2006, respectively, and for the fiscal years ended December 25, 2005 and December 31, 2006, respectively. The financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Financial Statements," and the Company's balance sheet as of the Balance Sheet Date is referred to herein as the "Balance Sheet". Each balance sheet included in the Financial Statements (including any related notes) has been prepared from the books and records of the Company or its Subsidiaries and fairly presents in all Material respects the Company's and its Subsidiaries' consolidated financial positions as of its date, and each other statement included in the Financial Statements (including any related notes) has been prepared from the books and records of the Company or its Subsidiaries and fairly presents in all Material respects the Company's and its Subsidiaries' consolidated results of operations, stockholders' equity and cash flows, as the case may be, for the period covered thereby, in each case in accordance with GAAP consistently applied, except as otherwise noted thereon and except that the unaudited Financial Statements referred to in clause (a) above may not contain all the footnotes required by GAAP, and are subject to normal year-end adjustments.

      2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations shown on the Balance Sheet; (ii) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability resulting from a breach of Contract that the Company or any of its Subsidiaries is a party to or binds the property or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, breach of warranty, fraud, tort, infringement or Legal Proceeding); (iii) Transaction Expenses incurred in connection with the transactions contemplated hereby; and (iv) liabilities and obligations created by this Agreement or the Merger or disclosed in this Agreement or the Company Disclosure Schedule.

      2.9 Absence of Certain Changes.

            (a) During the period from the Balance Sheet Date through the date hereof, there has not been, occurred or arisen any event or condition of any character that has had or, to the Knowledge of the Company, would have a Company Material Adverse Effect.

            (b) There has not been, occurred or arisen since the Balance Sheet Date any of the following events, except in the ordinary course of business as conducted on that date and consistent with past practices or in connection with the divestiture of Saxon by the Company:

                        (i) (y) any change by the Company in (A) its accounting
            methods, principles or practices (except to the extent required by GAAP), or (B) its pricing policies or payment or credit practices; or (z) any failure by the Company to pay any creditor any amount owed to such creditor when due (other than immaterial deviations from the stated payment terms of a vendor or supplier);

                        (ii) any declaration, payment or setting aside for
            payment by the Company of any dividend or other distribution in respect of its capital stock or redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of the Company;

                        (iii) the sale, transfer or other disposition of any of
            the Company's assets or any of the assets of its Subsidiaries having an aggregate value of more than $250,000;

                        (iv) any loans or advances to, or guarantees for the
            benefit of, any Person by the Company or any of its Subsidiaries, except for advances made to directors, officers and employees of the Company or such Subsidiary in the ordinary course of business;

                        (v) any amendment of, acceleration of, affirmative
            waiver of any Material right under, termination of, cancellation of or permitting to lapse of, any Material Contract, or entering into, or permitting any of the Company's assets or any of its Subsidiaries' assets to become subject to, any Contract;

                        (vi) any capital expenditures by the Company or its
            Subsidiaries exceeding $250,000 in the aggregate;

                        (vii) any increase in the compensation payable or to
            become payable (including bonuses, profit sharing, severance, retention or vacation pay) to any of the Company Employees, including the establishment or adoption of any employee benefit plan;

                        (viii) any payment or agreement to pay any bonuses or
            other compensation to any Company Employee in connection with the transactions contemplated hereby;

                        (ix) any loss, damage or destruction to the Company's or
            any of its Subsidiaries' properties or assets, whether or not covered by insurance and whether or not in the ordinary course of business, in an aggregate amount in excess of $500,000;

                        (x) any subjection of any of the Company's or any of its
            Subsidiaries' assets to any Encumbrance other than Permitted Encumbrances;

                        (xi) any commencement, settlement or agreement to settle
            any Legal Proceeding related to the Company or its Subsidiaries;

                        (xii) any Tax election that does or would adversely
            affect the Company or any of the Company's assets, or any Subsidiary of the Company or any of such Subsidiaries' assets;

                        (xiii) (y) license, waiver or relinquishment of any
            Material right to or for the benefit of any other Person by the Company or any of its Subsidiaries or (z) writing up or writing down the value of any of the Company's or any of its Subsidiaries' assets, individually or in the aggregate, in an amount greater than $250,000;

                        (xiv) any grant or transfer by the Company or any of its
            Subsidiaries of any rights, ownership or interests (including any license, sublicense or covenant not to sue) to any other Person with respect to any IP;

                        (xv) any agreement by the Company or any of its
            Subsidiaries pursuant to which the Company or any of its Subsidiaries acquires any rights to IP by assignment, license or otherwise and is required to pay consideration in excess of $50,000;

                        (xvi) any amendment or modification, or authorization of
            any amendment or modification of, the Certificate of Incorporation, By-laws or other organizational or governance documents of the Company;

                        (xvii) any agreement, contract or other binding
            commitment by the Company or any of its Subsidiaries to do any of the foregoing; and

                        (xviii) any other Material agreement or commitment.

      2.10 Title to Properties; Encumbrances. Except for properties and assets sold in the ordinary course of business, the Company or one of its Subsidiaries has good and valid title to all properties and assets reflected on the Balance Sheet and not shown as leased, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

      2.11 Real Property; Leases. The Company and its Subsidiaries do not own any real property. Section 2.11 of the Company Disclosure Schedule sets forth a list of the Leases. The Leases grant leasehold estates free and clear of all Encumbrances other than Permitted Encumbrances. The Leases are, to the Knowledge of the Company, in full force and effect and enforceable against each of the other parties thereto in all Material respects in accordance with their respective terms, subject to the Enforceability Limitations. The Company and its Subsidiaries are not in Material breach of or default under any Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a Material breach or default by the Company or its Subsidiaries under any Lease. The Company has not received any notice that the Company or any of its Subsidiaries is in Material breach of or default under any Lease. To the Knowledge of the Company, no other party to any Lease is in Material breach of or default under any Lease, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. To the Knowledge of the Company, the operations of the Company and its Subsidiaries on the real property underlying the Leases or such real property underlying the Leases, including the improvements thereon, in any case, do not violate in any Material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. There are no other parties occupying, or with a right to occupy granted by the Company or its Subsidiaries, the real property underlying the Leases. The Closing will not affect the enforceability against any person of any Lease or the rights of Purchaser or the Surviving Corporation to the use and possession of the real property underlying the Lease for the conduct of business as currently conducted by the Company and its Subsidiaries. The Company has provided Purchaser with a true, correct and complete copy of all Leases, together with all amendments thereto or modifications thereof.

      2.12 Contracts and Commitments.

            (a) Neither the Company nor any of its Subsidiaries is party to any:

                        (i) Contract with any current or former director,
            officer, employee, consultant or agent providing for (A) severance, change-in-control or retention benefits,

            (B) except as provided in the agreements with respect to the Restricted Stock, the increase or acceleration of benefits payable as a result of the Merger (or any termination of employment following the Merger), or (C) the indemnification of any such party;

                        (ii) Contract to forgive any indebtedness in excess of
            $250,000 of any Person to the Company or any of its Subsidiaries;

                        (iii) Contract regarding the purchase of real property;

                        (iv) loan agreement, promissory note, debenture, credit
            or financing agreement, instrument or other Contract evidencing indebtedness for borrowed money;

                        (v) Contract providing security for indebtedness or the
            deferred purchase price of assets (other than any asset or group of related assets having a purchase price of less than $250,000);

                        (vi) Contract to guarantee the obligations of, or to
            indemnify, any third party (other than (A) indemnification of customers, distributors, resellers, agents, suppliers, licensors or licensees in the ordinary course of business and (B) indemnification obligations set forth in the Certificate of Incorporation or By-Laws of the Company, the organizational documents of its Subsidiaries or in any written indemnification agreement with directors, officers and agents of the Company or its Subsidiaries);

                        (vii) Contract which restricts the ability of the
            Company or its Subsidiaries to (A) engage in any business activity in any geographic area or line of business, which prohibits the Company or its Subsidiaries from competing with, or soliciting the services or employment of, any Person or (B) develop, use, sell or license any IP which otherwise prohibits or Materially impairs any current business practice of the Company or its Subsidiaries;

                        (viii) Other than the Saxon IP License and the Saxon
            Divestiture Agreements, Contract for the sale or other disposition of any assets of the Company or its Subsidiaries, other than in the ordinary course of business;

                        (ix) Contract creating any partnership or joint venture;

                        (x) Contract obligating the Company or its Subsidiaries
            to make aggregate payments in excess of $500,000 to any third party which is not terminable by the Company or such Subsidiaries without any liability upon 30 days' notice or less;

                        (xi) Other than the Saxon IP License and the Saxon
            Divestiture Agreements, Contract pursuant to which the Company or its Subsidiaries reasonably expect to receive aggregate payments in excess of $500,000;

                        (xii) Contract containing any change of control, consent
            or other similar provisions that may be or are triggered or otherwise affected by any of the transactions contemplated by this Agreement;

                        (xiii) Contract relating to any Legal Proceeding or any
            Order;

                        (xiv) Contract that contains an obligation of
            confidentiality on the part of the Company or its Subsidiaries other than non-disclosure agreements entered into in the ordinary course of business;

                        (xv) any other Material agreement or commitment.

            (b) The Company has made available to Purchaser a correct and complete copy of each Material Contract (including all amendments thereto) and a summary description of any oral or unwritten Material Contract. Each Material Contract is, to the Knowledge of the Company, in full force and effect and enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries is in Material breach of or default under any Material Contract, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a Material breach or default by the Company or its Subsidiaries under any Material Contract. The Company has not received any notice that the Company or any of its Subsidiaries is in Material breach of or default under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in Material breach of or default under any Material Contract, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.

      2.13 Litigation. There is no Material Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a Legal Proceeding. There is no Order outstanding against the Company or its Subsidiaries or, to the Knowledge of the Company, any director, officer or employee of the Company or its Subsidiaries.

      2.14 Compliance with Laws.

            (a) The Company and its Subsidiaries are in compliance in all Material respects with all Legal Requirements and Orders of all Governmental Entities that apply to the Company and its Subsidiaries; provided, however, that no representation is made in this Section 2.14 as to (i) matters relating to Taxes (it being understood that all representations relating to Taxes are set forth in Section 2.16); (ii) matters relating to employee benefit plans (it being understood that all representations relating to employee benefit plans are set forth in Section 2.15); and (iii) matters relating to environmental matters (it being understood that all representations relating to environmental matters are set forth in Section 2.19).

            (b) Section 2.14 of the Company Disclosure Schedule lists all Material governmental permits, licenses or authorizations held by the Company or its Subsidiaries (the "Company Permits"). The Company Permits constitute all Material governmental permits, licenses and authorizations required to conduct the business of the Company as currently conducted. Neither the Company nor any of its Subsidiaries is in Material breach of or default under any Company Permit.

      2.15 Employee Benefit Plans.

            (a) Section 2.15 of the Company Disclosure Schedule sets forth all of the Plans. Prior to the date hereof, the Company has made available to Purchaser true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the three most recent annual reports, actuarial reports and/or financial reports; (v) the three most recent required IRS Form 5500s, including all schedules thereto; (vi) any communication during the six year period preceding the execution of this Agreement to or from any Governmental Entity or to or from any Plan participant regarding a dispute with respect to the operation or administration of the Plan and any other dispute other than routine claims for benefits that are in dispute; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code. Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan. No Plans cover employees outside the United States or are otherwise subject to the Laws of any jurisdiction outside the United States.

            (b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full, and (iii) there are no Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan, (iv) it has been established, operated and administered in Material compliance with its terms and all applicable Legal Requirements, including ERISA and the Code.

            (c) Each Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code is subject to a currently effective determination from the Internal Revenue Service that such Plan is so qualified or is based on an approved prototype document that is subject to a currently effective opinion letter from the Internal Revenue Service, and to the Knowledge of the Company there are no facts or circumstances that would adversely affect the qualified status of any such Plan.

            (d) No Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Securities and Exchange Commission or any other Governmental Entity, nor to the Company's Knowledge, is any such audit or investigation pending or threatened.

            (e) Neither the Company nor any of its Subsidiaries nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to or had any obligation to contribute to any (i) pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) multi-employer plan (within the meaning of Section 3(37) of ERISA), (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) "funded welfare plan" within the meaning of Section 419 of the Code.

            (f) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under any comparable continuation of coverage provisions of any Legal Requirement.

            (g) None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other Material obligation pursuant to, any Plan; (iii) result in any breach or violation of, or a default under, any Plan; or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Prior to the Closing, the Company will have provided Purchaser with reasonable estimates of the potential excess parachute payments (within the meaning of Section 280G of the Code) paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement. or in conjunction with any other event. At no time since January 1, 2005 has the Company or any of its Subsidiaries had any liability for payment any "nonqualified deferred compensation" within the meaning of Section 409A of the Code that could subject any employee, independent contractor or agent of the Company or any of its Subsidiaries to taxation under Section 409A.

      2.16 Tax Matters.

            (a) All Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been timely filed (except as reflected in Section 2.16(a) of the Disclosure Schedule, in each case to the extent that the Company or any of its Subsidiaries is the beneficiary of any extension of time within which to file any such Tax Return). All such Tax Returns were correct and complete in all Material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. There is no Material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Entity in writing.

            (b) None of the federal, state, local and foreign Tax Returns filed by the Company or any of its Subsidiaries on or before the date of this Agreement have been, or are currently the subject of audit and no written notice of any such audit or intent to audit or similar examination or a request for information from the relevant governmental authority has been received, (ii) no deficiencies for any Taxes are outstanding or have been proposed, asserted or assessed in writing by any governmental authority; and (iii) there is no currently effective agreement or other document extending, or having the effect of extending, the period of statute of limitations in respect of Taxes or the assessment or collection of Taxes nor has there been any request in writing for such extension. The statute of limitations in respect of Taxes with respect to each of the Company and its Subsidiaries for Tax Returns filed in respect of taxable years ending on or before December 31, 2003 is closed. The Company has made available to Purchaser correct and complete copies of all of the Company's and its Subsidiaries' federal, state, local and foreign Tax Returns filed on or before the date of this Agreement, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries in respect of taxable years ending after December 31, 2003.

            (c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

                        (i) change in method of accounting for a taxable period
            ending on or before the Closing Date;

                        (ii) "closing agreement" as described in Section 7121 of
            the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date;

                        (iii) inter-company transactions or any excess loss
            account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

                        (iv) installment sale or open transaction disposition
            made on or before the Closing Date; or

                        (v) prepaid amount received on or before the Closing
            Date.

            (d) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 of the Code or Section 361 of the Code.

            (e) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise, or (ii) under a Tax allocation or sharing agreement.

            (g) Neither the Company nor any of its Subsidiaries has Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company or its Subsidiaries that relate to any taxable period (or portion thereof) ending on or before the Closing Date, except for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements or that have arisen after the Balance Sheet Date.

            (h) The Company and its Subsidiaries have made proper reserves and allowances on its books to satisfy all of its liabilities for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) through the Closing Date.

      2.17 Intellectual Property. For the purpose of clarity, the Parties acknowledge and agree that, unless expressly stated otherwise, Saxon is excluded from the definition of Subsidiary as used in this Section 2.17 (or elsewhere in this Agreement), and, accordingly, the representations and warranties set forth below regarding IP of the Company and its Subsidiaries do not apply to Saxon or the Saxon IP (other than as specifically stated in Section 2.17(k)).

            (a) Section 2.17(a) of the Company Disclosure Schedule sets forth
(i) a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries and (ii) a list of all unregistered trade names, logos, trademarks, service marks, and a brief summary of all unregistered mask works, copyrights and other Intellectual Property Rights (other than Registered Intellectual Property) that are Material to and that are owned by the Company or any of its Subsidiaries and (iii) a brief summary of all other IP not listed or summarized pursuant to clause (i) or (ii) that is Material to and that is owned by the Company or any of its Subsidiaries (collectively, the "Owned IP"). To the Knowledge of the Company, the Intellectual Property Rights in the Owned IP are valid, subsisting, enforceable, and in full force and effect and neither the Company nor any of its Subsidiaries has received any notice claiming or asserting that any of such Intellectual Property Rights are not valid, subsisting, enforceable, owned by the Company, and in full force and effect.

            (b) Section 2.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has received, acquired or obtained a license, other right (including an ownership right) or covenant not to sue respecting any IP of any Person that is Material (collectively, "Third Party IP"), other than shrink wrap and other generally available commercial licenses with respect to which no future license or royalty payment will become due, or free software that is distributed without restrictions on use.

            (c) Section 2.17(c) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has granted, transferred or given to any Person a license, other right (including an ownership right) or covenant not to sue with respect to any Company IP that is Material, (such Contracts, together with the agreements set forth in Section 2.17(b) of the Company Disclosure Schedule, the "Company Licenses"). True and complete copies of the Company Licenses have been provided to Purchaser.

            (d) The Company or its Subsidiaries owns all right, title and interest in and to, and has possession and control of, the Owned IP, free and clear of all Encumbrances and claims of joint or co-ownership. The Company and its Subsidiaries have a valid and enforceable license or right to use the Third Party IP in the manner that it is used by the Company or any of its Subsidiaries pursuant to a Company License, and has possession of such Third Party IP. The rights of the Company and its Subsidiaries to and under the Company Licenses are free of any Encumbrances. Each Company License is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries is in Material breach of or default under any Company License, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a Material breach or default by the Company or any of its Subsidiaries under any Company License or give any Person any right to terminate or limit such Company License or any of the rights of the Company or any of its Subsidiaries under the Company License. The Company has not received any notice that the Company or any of its Subsidiaries is in breach of or default under any Company License or there has been an occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or default by the Company or any of its Subsidiaries under any Company License or give any Person any right to terminate or limit such Company License or any of the rights of the Company or any of its Subsidiaries under such Company License . To the Knowledge of the Company, no other party to any Company License is in Material breach of or default under any Company License, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. The execution, delivery and performance of this Agreement does not breach or violate or give rise to any right to terminate or limit any Company License or any license or rights granted, given or obtained thereunder.

            (e) The Company has not received any notice of any claim or assertion that the products or services of the Company or any of its Subsidiaries, nor the manufacture, use, importation or sale thereof, nor any of the operations of the Company or any of its Subsidiaries infringe, violate, misappropriate, breach or conflict with any Intellectual Property Rights or other rights of any Person, and there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, by any Person against the Company or its Subsidiaries alleging infringement, misappropriation or violation of or conflict with such Person's Intellectual Property Rights or other rights. To the Knowledge of the Company, none of the products or services of the Company or any of its Subsidiaries, nor the manufacture, use, importation or sale thereof, nor any of the operations of the Company or any of its Subsidiaries, infringes, violates, misappropriates, breaches or conflicts with any Intellectual Property Rights of any Person.

            (f) To the Knowledge of the Company, there is no Material Company IP that will not be available to the Company and its Subsidiaries as of and after the Closing on the same terms and conditions and in the same manner that such IP was available to the Company and its Subsidiaries prior to the Closing, with the exception of the terms of the Saxon IP License.

            (g) To the Knowledge of the Company, no Intellectual Property Rights owned by the Company or its Subsidiaries that are Material are being infringed, violated, misappropriated or breached by any Person.

            (h) No federal, state, provincial or other regulatory agency or body has provided any funding to the Company or any of its Subsidiaries which would give such federal, state, provincial or other regulatory agency or body any rights, titles or interest in or to the any Owned IP and no university, academic institution or similar type of entity nor any of their employees has any rights, titles or interests in or to the Owned IP.

            (i) To the Knowledge of the Company, no open source software or code is or was (i) used in the development, compilation, manufacture or creation of,
(ii) incorporated into, (iii) integrated or bundled with, any product or service offered by the Company or any of its Subsidiaries.

            (j) The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the confidential and proprietary nature of trade secrets and other confidential information that are Material.

            (k) Neither the Company nor any of its Subsidiaries (including in this case Saxon if Saxon remains a subsidiary of the Company following the Closing), has or will have following the Saxon Divestiture any indemnification or other obligation or liability, contingent or otherwise, under, arising from or related to: (i) any of the Saxon Divestiture Agreements, (ii) any of the Saxon IP, (iii) the Saxon Divestiture or (iv) Saxon that is or will be inconsistent with the provisions of Section 5.13.

      2.18 Labor Matters.

            (a) There is no labor strike, dispute, slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened with respect to the Company Employees.

            (b) Neither the Company nor its Subsidiaries is party to or bound by any labor or collective bargaining agreement applicable to the Company, any of its Subsidiaries or to any Company Employees.

            (c) To the Knowledge of the Company, none of the Company Employees is represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by any Company Employee or group of Company Employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any Company Employees.

            (d) There is no Material grievance, unfair labor practice charge or complaint against the Company or any of its Subsidiaries or regarding any Company Employee or group of Company Employees (or any former employees of the Company or any of its Subsidiaries) pending or, to the Knowledge of the Company, threatened before any Governmental Entity.

            (e) The Company and its Subsidiaries are in Material compliance with all Legal Requirements applicable to the Company or any of its Subsidiaries regarding the terms and conditions of employment or other labor related matters, including Legal Requirements relating to discrimination, fair labor standards and occupational health and safety or wrongful discharge, and there are no, in each case, Material complaints, lawsuits or other Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Legal Requirements, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

            (f) Since January 1, 2007, none of the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act, or any similar
Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

      2.19 Environmental Compliance. The Company and its Subsidiaries are in compliance in all Material respects with applicable Environmental Laws and have not in the past five (5) years, received written notice of any Material noncompliance with applicable Environmental Laws. The Company has not received notice of any Material Environmental Claim, nor, to the Knowledge of the Company, is the Company or any of its Subsidiaries subject to any Material Environmental Claim. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person acting on its or their behalf has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Materials; (b) any premises owned or leased by the Company or its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in Material compliance with applicable Environmental Laws; or (c) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. To the Knowledge of the Company, there has not occurred during the period the Company or its Subsidiaries operated or possessed any premises owned or leased by the Company or its Subsidiaries, nor is there presently occurring, a Material Release of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any premises owned or leased by the Company or its Subsidiaries. Except for the use of household cleaners and office products in the ordinary course of business in Material compliance with applicable Environmental Laws, no Hazardous Materials are used, stored, manufactured, or otherwise present at any property leased or owned by the Company or any of its Subsidiaries.

      2.20 Certain Transactions. The Company and its Subsidiaries are not indebted, directly or indirectly, to any of its or their directors or officers or to any member of their Immediate Families in any amount whatsoever, except for indebtedness to employees for accrued salaries, bonuses and other employee benefits not yet payable or for reasonable business expenses actually incurred. None of the directors or officers of the Company or its Subsidiaries, nor any member of their Immediate Families, is indebted to the Company or its Subsidiaries or, to the Knowledge of the Company, has any direct or indirect economic interest in, or otherwise serves as a director, officer or employee of, or consultant to, any firm or business entity with which the Company or its Subsidiaries has a Material business relationship or competes (other than the ownership of five percent (5%) or less of the outstanding voting securities of any such firm or business entity). To the Knowledge of the Company, no officer or director of the Company or its Subsidiaries, or any member of his or her Immediate Family, is, directly or indirectly, interested in any Material Contract.

      2.21 Brokers or Finders. Except for Merrill, Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

      2.22 Accounts Receivable. All accounts receivable which are reflected in the Balance Sheet have been generated in the ordinary course of business of the Company and its Subsidiaries. All accounts receivable of the Company and its Subsidiaries included in the Balance Sheet and those incurred in the ordinary course of business of the Company and its Subsidiaries since the Balance Sheet Date, are valid receivables subject to no set offs or counterclaims, are from bona fide transactions and are collectible and in accordance with their terms at their recorded amounts, subject only to reasonable reserves for bad debts, returns, allowances and rebates that have been determined in accordance with GAAP consistent with the past practices of the Company and reflected in the books and records of the Company and its Subsidiaries.

      2.23 Accounts Payable. Other than Transaction Expenses incurred after the date hereof or for which the Company has not received an invoice, the Balance Sheet sets forth all amounts payable by the Company or any of its Subsidiaries to any vendor, supplier or customer arising out of or relating to any sale actually made or service actually performed through such date. Except as accrued for or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any obligations or liabilities to any vendors, suppliers or its customers including with out limitation any refund or returns of products sold prior to the Closing Date or any rebate by the Company or any of its Subsidiaries to any of its customers.

      2.24 Inventory. All inventory of the Company and of its Subsidiaries consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods (the "Inventory"), all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for Inventory write-down reflected in the Financial Statements, as adjusted for the sale of Inventory through the Closing Date in accordance GAAP. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company.

      2.25 Bank Accounts. Section 2.25 of the Company Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintain a safe deposit box, lock box, or monetary account of any nature, together with the type, identifying number, and the authorized signatories of each such account. 2.26 Indebtedness.
Section 2.26 of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company (the "Scheduled Debt") as of the date hereof, together with any prepayment or other penalties that would result from the prepayment or refinancing of such Indebtedness. All of the Scheduled Debt has been incurred in the ordinary course of business of the Company and its Subsidiaries and has been used for valid corporate purposes. The Company has no Indebtedness other than the Scheduled Debt.

      2.27 Large Customers. Section 2.27 of the Company Disclosure Schedule sets forth the 10 largest customers or group of related customers of the Company and its Subsidiaries (the "Large Customers") for the fiscal year ended December 31, 2006. No other customer made payments which equaled or exceeded five percent (5%) of the gross sales of the Company and its Subsidiaries for the fiscal year ended December 31, 2006 or is projected to make payments which equal or exceed such percentage for the current fiscal year. None of the Large Customers has terminated, or, to the Knowledge of the Company, threatened to terminate, its relationship with the Company or has during the last twelve (12) months significantly decreased or limited, or threatened to significantly decrease or limit, its usage or purchase of the goods or services of the Company. To the Knowledge of the Company, none of the Large Customers presently intend to otherwise modify its relationship with the Company in a manner adverse to the Company (other than seeking standard price reductions), and the transactions contemplated by this Agreement will not, to the Knowledge of the Company, adversely affect the relationship of the Surviving Corporation, the business of the Surviving Corporation or Purchaser, as successor owner of the Company, with any of the Large Customers.

      2.28 Large Vendors. Section 2.28 of the Company Disclosure Schedule sets forth the 10 largest vendors or group of related vendors of the Company and its Subsidiaries (the "Large Vendors") for the fiscal year ended December 31, 2006. No other vendor made sales which equaled or exceeded five percent (5%) of the gross purchases of the Company and its Subsidiaries for the fiscal year ended December 31, 2006 or is projected to make sales which equal or exceed such percentage for the current fiscal year. None of the Large Vendors has terminated, or threatened to terminate, its relationship with the Company or any its Subsidiaries or has during the last twelve (12) months significantly decreased or limited, or threatened to significantly decrease or limit, its sale of goods or services to the Company or any of its Subsidiaries (other than seeking standard cost increases). To the Knowledge of the Company, none of the Large Vendors presently intend to otherwise modify its relationship with the Company or its Subsidiaries in a manner adverse to the Company or its Subsidiaries (other than seeking standard cost increases), and the transactions contemplated by this Agreement will not, to the Knowledge of the Company, adversely affect the relationship of the Surviving Corporation, the business of the Surviving Corporation or Purchaser, as successor owner of the Company, with any of the Large Vendors.

      2.29 Sufficiency of Assets. Following consummation of the Saxon Divestiture and the delivery of the Saxon IP License, the Company and its Subsidiaries will continue to have all of the assets, property and rights that, to the Knowledge of the Company, are necessary for the operation of the business of the Company and each of its Subsidiaries as presently conducted by the Company or any such Subsidiary. None of the Saxon IP constitutes, individually or in the aggregate, any assets, property or rights used in connection with the business of the Company or any of its Subsidiaries as presently conducted by the Company or any of its Subsidiaries.

      2.30 Previous Sales; Warranties. Except for such defects and other breaches that have been reserved for in the Financial Statements or are not, individually or in the aggregate, Material, all goods sold or distributed and all services performed by the Company and its Subsidiaries were of merchantable quality; and neither the Company nor any of its Subsidiaries has breached any express or implied warranties offered by it in connection with the sale or distribution of such goods or services.

      2.31 Insurance. Set forth in Section 2.31 of the Company Disclosure
Schedule is a complete and accurate list and description of all policies (including fire, liability, product liability, workers compensation, health and other forms of insurance) issued to the Company or any of its Subsidiaries with respect to the business or properties of the Company or any of its Subsidiaries. The Company separately has provided or made available to Purchaser the following information with each such policy:

                        (i) the name, address, and telephone number of the
            agent;

                        (ii) the name of the insurer, the name of the
            policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage;

                        (iv) the scope (including an indication of whether the
            coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                        (v) a description of any retroactive premium adjustments
            or other loss-sharing arrangements.

With respect to each such insurance policy listed in Section 2.31 of the Company Disclosure Schedule: (A) the policy is legal, valid, binding and in full force and effect; (B) to the Knowledge of the Company, the policy will continue to be legal, valid, binding and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;
(C) neither the Company, any of its Subsidiaries nor any other party to the policy is in Material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a Material breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any Material provision thereof. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. There is no claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Company has no Knowledge of any basis for denial of any pending claim under any such policy.

      2.32 Contracts with Indemnification/Warranty Provisions. Each Contract for the provision of goods or services to which the Company or any of its Subsidiaries is a party that imposes or imposed indemnification or warranty obligations on the part of the Company or any such Subsidiary that survive as of the date of this Agreement or as of the Closing Date expressly provides that the liability of the Company or any such Subsidiary under such indemnification or warranty provision is limited to an amount not in excess of the aggregate dollar amount paid by the other party or parties to the Company or its Subsidiary, as the case may be, under such Contract.

      2.33 Disclosure. To the Knowledge of the Company, no representation or warranty by the Company set forth in this Agreement (taking into account the information provided in the Company Disclosure Schedule) contains any untrue statement of a Material fact or omits to state any Material fact necessary in order to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

                                   Article 3
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

      Purchaser and Merger Sub represent and warrant to the Company as set forth in this Article 3.

      3.1 Organization. Each of Purchaser and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has all requisite corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities conditions (financial or otherwise), operations, prospects or results of operations of Purchaser and its Subsidiaries, taken as a whole.

      3.2 Authorization. Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser and Merger Sub of this Agreement, the performance by Purchaser and Merger Sub of their respective obligations hereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, subject only to the filing of Certificate of Merger pursuant to Delaware Law.

      3.3 Execution and Validity. This Agreement has been duly executed and delivered by Purchaser and Merger Sub. Assuming the due and valid authorization, execution and delivery hereof by the Company and the Company Stockholder Representative, this Agreement is a valid and binding obligation of each of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms except for the Enforceability Limitations.

      3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, none of the execution and delivery by Purchaser and Merger Sub of this Agreement, the performance by Purchaser and Merger Sub of their respective obligations hereunder, nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or similar organization documents) of Purchaser and Merger Sub, each as amended to date, or
(b) require any declaration or filing with, or permit, authorization, consent or approval of, any Governmental Entity.

      3.5 Availability of Funds. As of the date hereof, Purchaser has, and as of the Closing Date, Purchaser will have, sufficient immediately available funds in cash to (i) repay the Credit Agreement Debt, (ii) pay the Merger Consideration, and (iii) pay any and all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

      3.6 Litigation. There is no action, suit or proceeding, at law or in equity, pending by or before any Governmental Entity or, to the knowledge of Purchaser or Merger Sub, threatened, against Purchaser or Merger Sub that challenges the validity of this Agreement or the ability of Purchaser or Merger Sub to consummate the Merger.

      3.7 Brokers or Finders. The Company Stockholders shall not have any liability for any Contract to which Purchaser or Merger Sub is subject entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

                                   Article 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Interim Operations of the Company. From the date hereof through the Effective Time, except (i) as otherwise expressly contemplated by this Agreement or (ii) as may be consented to by Purchaser in writing, the Company shall, and shall cause its Subsidiaries to, comply with the following:

            (a) The Company and its Subsidiaries shall conduct its and their business in the usual and ordinary course and shall use commercially reasonable efforts to maintain the value of such business as a going concern and its relationships with its current customers, suppliers, vendors, employees, agents and other Persons having Material business relationships with the Company and its Subsidiaries and preserve for Purchaser the goodwill of such customers, suppliers, vendors, employees, agents and other Persons. Without limiting the foregoing, the Company shall continue all pending and planned research and development projects and shall provide no less than the level of resources (human and financial) in connection therewith as have been provided in accordance with past practices.

            (b) The Company shall not (i) amend, modify, or repeal any provision of its Certificate of Incorporation or By-Laws or consent to any such amendment, modification or repeal; (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exercisable or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than the issuance of up to the balance of authorized by unissued shares of Common Stock under the Company Restricted Stock Plan to current or new Company Employees or service providers); (iii) except for the Saxon Divestiture effected in the form of a "spin-off" (as described in Section 5.13), declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares (other than any redemption, purchase or acquisition pursuant to the Company Restricted Stock Plan).

            (c) The Company and its Subsidiaries shall not, except in the ordinary course of business consistent with past practice (i) create, incur, assume, guarantee, endorse, refinance, modify, extend, renew or otherwise become liable for any Indebtedness, obligation or other liability; (ii) other than with respect to the Credit Agreement, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness, obligation or other liability; (iii) waive, cancel or compromise any right to receive any direct or indirect Material payment or other benefit under any debt, obligation or other liability owing to the Company or such Subsidiary; (iv) other than in connection with the Saxon Divestiture, sell, lease or otherwise dispose of any Material assets; or (v) grant any loans or extensions of credit to any third party.

            (d) Except in connection with the Saxon Divestiture, the Company and its Subsidiaries shall not (i) sell, license or transfer to any Person any rights to any IP or enter into any agreement with respect to any IP with any Person with respect to any IP of any Person; (ii) buy or license any IP or enter into any agreement with respect to the IP of any Person; or (iii) enter into any agreement with respect to the development of any IP with a third party;

            (e) The Company and its Subsidiaries shall not commence or settle any Legal Proceeding other than collection of debts in the ordinary course of business;

            (f) Except in connection with the Saxon Divestiture, the Company and its Subsidiaries shall not enter into any licensing (other than non-exclusive end user licenses in the ordinary course of business and on standard terms and conditions), distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

            (g) The Company and its Subsidiaries shall not enter into any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

            (h) The Company and its Subsidiaries shall not (i) amend, terminate or waive any right in any Material respect under any Material Contract, except in the ordinary course of business consistent with past practice; (ii) merge or consolidate with any Person; (iii) purchase any capital stock of or other equity interest in any Person; (iv) purchase assets constituting a business, (v) create or suffer the imposition of any Encumbrance upon any of its assets, except for Permitted Encumbrances; (vi) make any change in its pricing policies or payment or credit policies; or (vii) fail to pay any creditor any Material amount owed to such creditor when due (other than amounts disputed in good faith in the ordinary course of business consistent with past practice).

            (i) Neither the Company nor any of its Subsidiaries shall (i) increase the compensation payable or to become payable (including bonuses) to any of the Company Employees (other than normal increases in the ordinary course of business consistent with past practice or pursuant to plans, programs or agreements existing on the date hereof), including the establishment or adoption of any employee benefit plan, except as may be provided in any outstanding employment or severance agreement or pursuant to the acceleration of vesting of any Restricted Stock pursuant to an outstanding agreement, or (ii) pay or agree to pay any bonus or other compensation to any Person in connection with the transactions contemplated hereby.

            (j) The Company shall not adopt or become a party to any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company.

            (k) The Company shall not change in any Material respect any of the accounting methods used by it or revalue any of its assets (whether tangible or intangible) unless required by GAAP or change its annual accounting period.

            (l) The Company and its Subsidiaries shall continue to make capital expenditures in the ordinary course of business consistent with past practices and the capital expenditure budget heretofore provided to Purchaser; provided, however, the Company and its Subsidiaries shall not make any capital expenditures exceeding $250,000 in the aggregate.

            (m) The Company and its Subsidiaries shall not enter into any agreement, contract or binding commitment to do any of the foregoing.

            (n) The Company shall provide to Purchaser, as soon as available but in no event later than 15 days after the end of each calendar month, the Company's consolidated unaudited balance sheet as at the end of such month and the related statements of income, retained earnings for such month covering the Company's and Subsidiaries' operations during such month and for the portion of the fiscal year then ended.

            (o) A list of all Registered Intellectual Property held by Saxon and a summary of any other IP (if any) held by Saxon (collectively, the "Saxon IP") and a list of any other assets transferred to Saxon or included in the Saxon Divestiture is set forth in Section 4.1(o) of the Company Disclosure Schedule. After the date of this Agreement, without the approval of Purchaser, neither the Company nor any of its Subsidiaries will assign or transfer to Saxon any IP or other assets of the Company or any of its Subsidiaries not set forth in Section 4.1(o) of the Company Disclosure Schedule; provided that the foregoing shall not be deemed to restrict the Company from completing any assignment or re-registration of IP that has been listed in Section 4.1(o) of the Company Disclosure Schedule as currently pending or in progress, or, subject to Purchaser's approval, which approval shall not be unreasonably withheld or delayed, from correcting any administrative errors.

      4.2 Tax Matters. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, neither the Company nor any of its Subsidiaries shall make or change any Tax election, file any amended Tax Return, enter into any closing Contract, settle any Tax claim or assessment, Knowingly surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, amendment, Contract, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date; provided, however, that this Section 4.2 shall not apply to the filing by the Company and its Subsidiaries of their respective federal and state income Tax Returns in the ordinary course of business consistent with past practice.

                                    Article 5
                                    COVENANTS

      5.1 Stockholder Approval. Promptly after the execution of this Agreement, the Company shall take such action as shall be necessary under Delaware Law to submit this Agreement to the Company Stockholders for their approval by written consent. The Company shall solicit the written consent of such Company Stockholders as shall be necessary to achieve the Required Stockholder Vote as promptly as practicable following the execution of this Agreement. Within ten business days after the execution by Company Stockholders holding at least a majority of the Company Common Stock of an action by written consent of Company Stockholders approving this Agreement, the Company shall circulate to the remaining holders of Company Common Stock written notice and appropriate informational materials as and to the extent required under Delaware Law of the taking of corporate action by less than unanimous written consent of the Company Stockholders (the "Stockholder Notification"). The Stockholder Notification (if any be required) shall be in form and substance reasonably acceptable to each of Purchaser and the Company. The Stockholder Notification shall include (i) notice under Delaware Law that the holders of Company Common Stock are or may be entitled to assert dissenters' or appraisal rights under such law, (ii) a copy of this Agreement, and (iii) other appropriate informational materials. Each of Purchaser and the Company shall provide promptly to the other such information concerning its business and affairs as the other shall reasonably request for inclusion in such Stockholder Notification. The Company will promptly advise Purchaser, and Purchaser will promptly advise the Company, if at any time prior to the Effective Time either the Company or Purchaser, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Stockholder Notification in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

      5.2 Access. Until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries; provided, however, that any such access to the Company's and its Subsidiaries' facilities shall be conducted at Purchaser's expense in the sole discretion of the Company, at a reasonable time during normal business hours, under the supervision of the Company's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege; or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Subsidiaries is a party); provided that the Company shall advise Purchaser of any such information that is withheld solely by reason of a confidentiality agreement with a third party and the parties will use all commercially reasonable efforts to obtain the consent of such third party to such disclosure.

      5.3 Confidentiality. Purchaser and the Company acknowledge that they are parties to that certain Nondisclosure Agreement, dated as of April 27, 2006 (the "Confidentiality Agreement"), which agreement shall continue in full force and effect in accordance with its terms.

      5.4 No Solicitation. From and after the date of this Agreement until the earlier of the Effective Time, sixty (60) days following the date hereof or the termination of this Agreement pursuant to its terms, the Company will not, nor will the Company authorize or permit (to the extent within its power and authority) any of its directors, officers, Subsidiaries, Affiliates or employees or any investment banker, advisor, representative or other agent of the Company to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal or (ii) participate in or encourage any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

      5.5 Public Disclosure. Purchaser, Merger Sub, the Company and the Company Stockholder Representative will not make any public disclosure concerning the Merger or any of the other transactions contemplated hereby without the prior written consent of Purchaser and the Company, except as may be required by any applicable Legal Requirement.

      5.6 Reasonable Efforts; Notification.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to any applicable Legal Requirements) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 7 to be satisfied; (ii) defending any Legal Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

            (b) Promptly after the date hereof, the Company shall give all notices required to be given to third parties in connection with the transactions contemplated hereby, and the Company shall obtain prior to the Closing all consents identified or required to be identified in Section 2.5 of the Company Disclosure Schedule.

            (c) Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; and
(iii) any Legal Proceeding relating to, involving or otherwise affecting the consummation of the Merger or the other transactions contemplated hereby.

      5.7 Antitrust and Other Filings.

            (a) As promptly as practicable after the execution of this Agreement, in the case of the Antitrust Filing required under the Hart-Scott-Rodino Act, not later than three Business Days following such execution, each of Purchaser and the Company shall prepare and file (i) any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by Purchaser and the Company (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Legal Requirement relating to the Merger and the transactions contemplated hereby (the "Other Filings"). Each of Purchaser and the Company shall promptly supply the other with any information which may reasonably be required in order to effectuate any filings pursuant to this Section 5.7. Concurrently with the filing of the Antitrust Filings, or as soon thereafter as practicable, Purchaser and the Company shall each request early termination of any waiting period under any applicable Legal Requirement that permits such request for early termination.

            (b) Each of Purchaser, Merger Sub and the Company shall notify the other promptly upon the receipt of any comments from any Governmental Entity in connection with any filing made pursuant hereto and of any request for amendments or supplements to any Antitrust Filing or Other Filing or for additional information and shall supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to the Merger or any Antitrust Filing or Other Filing. Each of Purchaser, Merger Sub and the Company shall cause all documents that it is responsible for filing with any Governmental Entity to comply in all material respects with all Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, Purchaser or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the appropriate Governmental Entity. Purchaser and the Company shall each pay fifty percent (50%) of any and all filing fees, assessments or charges imposed by any Governmental Entity in connection with any Antitrust Filings or Other Filings.

      5.8 Disclosure. Prior to the Effective Time, each Party shall give prompt notice to the other Parties of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any Material respect at or prior to the Effective Time, and (b) any failure of such Party to comply with or satisfy, in any Material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice or (ii) constitute an acknowledgement or admission of a breach of this Agreement. In addition, until the Closing, the Company may from time to time deliver to Purchaser such additions to or modifications of any section of the Disclosure Schedule necessary to make the information set forth therein and in the Sections and subsections of this Agreement true, accurate and complete in all Material respects; provided, however, that such supplemental disclosure shall not be deemed to be included in the Company's representations for purposes of satisfying the condition to Closing in Section 8.3(a) unless accepted (or not objected to) by Purchaser, in which case such additional disclosures shall be deemed to modify and supplement the Company's representations for all purposes hereunder.

      5.9 Employee Benefit Plans. For a period of six (6) months after the Effective Time, Purchaser and the Surviving Corporation shall either (i) maintain in effect, on the same terms and conditions as shall be in effect immediately prior to the Effective Time, the Plans that are "group health plans" subject to Section 4980B of the Code in which any Company Employee shall participate as of immediately prior to the Effective Time or (ii) provide substantially equivalent group health benefits to the Company Employees (and other covered persons). Group health benefits under a plan shall not be "substantially equivalent" for purposes of this Section 5.9 unless such plan shall (to the extent applicable) (x) recognize expenses and claims that were incurred by the Company Employees (and other covered persons) in the year in which the Effective Time occurs for purposes of computing deductible amounts, co-payments or other limitations on coverage under such plan; (y) provide coverage for pre-existing health conditions of any Company Employee (and other covered persons), except to the extent that such pre-existing condition would have been excluded under the terms of the Plan in effect immediately prior to the Effective Time; and (z) take into account the service of the Company Employee for the Company or any of its Subsidiaries prior to the Effective Time for eligibility, vesting, benefit computation, accrual and other purposes. Nothing in this Section 5.9 shall require the inclusion of any Company Employee (or any other covered person) in any benefit plan of Purchaser. Nothing in this
Section 5.9 shall obligate the Surviving Corporation to employ any person for any period of time after the Closing, and this Section 5.9 shall not be construed to limit the ability of the Surviving Corporation to alter the terms and conditions of, or terminate, the employment of any person (other than with respect to benefits as provided herein).

      5.10 Indemnification, Exculpation and Insurance Plans.

            (a) Purchaser and Merger Sub agree that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated hereby) now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in the Company's Certificate of Incorporation and By-Laws or other organizational documents of a Subsidiary, or in any written indemnification agreement with the officers, directors or agents of the Company or its Subsidiaries, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective

Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Purchaser shall cause the Surviving Corporation to honor all such rights. The Certificate of Incorporation and By-Laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification (including the advancement of expenses) that are at least as favorable to the current or former directors, officers, employees and agents of the Company as those contained in the Certificate of Incorporation and By-Laws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of seven years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

            (b) On or before the Closing Date, Purchaser shall cause the Surviving Corporation to obtain, at Purchaser's expense, a non-cancelable runoff insurance policy for a period of not less than six (6) years after the Closing Date to provide insurance coverage (which coverage shall be at least as favorable to the insureds as the coverage now in effect) for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company on or prior to the Closing Date.

            (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves, then, and in each such case, Purchaser shall cause proper provision to be made so the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.10.

            (d) The provisions of this Section 5.10: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party and his or her heirs, executors and legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise; provided, however, that such third parties shall have no rights or remedies under this Agreement until after the Effective Time.

      5.11 Company 401(k) Plan(s). Prior to the Effective Time, the Company shall terminate its 401(k) plan(s) effective as of the date immediately prior to the Effective Time, but contingent on the Effective Time. Purchaser hereby agrees that it will use its commercially reasonable efforts to cause its 401(k) plan to accept direct rollovers of notes representing participant loans that constitute "eligible rollover distributions" within the meaning of Section 402(c) of the Code from or relating to the Company's 401(k) plan(s) by employees of the Company who become employees of Purchaser or Merger Sub by reason of the transactions contemplated hereby. Rollover amounts contributed to Purchaser's 401(k) plan in accordance with this Section 5.11 shall at all times be one hundred percent (100%) vested and shall be invested in accordance with the provisions of Purchaser's 401(k) plan.

      5.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of the Parties shall grant such approvals and take such lawful actions as are necessary to eliminate or minimize the effects of such Takeover Statute and any regulations promulgated thereunder on such transactions.

      5.13 Saxon Divestiture.

            (a) Divestiture. Prior to the Closing, the Company intends to sell either its ownership interest in Saxon or all of Saxon's assets, or, alternatively, at the Company's sole discretion the equity interests of Saxon may be distributed to the Company's Stockholders by means of a dividend (i.e., a "spin-off"), which spin-off the Company shall be required to effect if the sale of Saxon or its assets shall not have occurred prior to Closing (referred to herein as the "Saxon Divestiture").

            (b) License. The Saxon IP shall remain subject to each of those certain Patent License Agreements, dated May 4, 2007 and March 24, 2006, by and between Legerity, Inc. and Saxon, as amended in accordance with this Section (the "Saxon License Agreements"). Within five days of the date hereof, and before entering into the Saxon Divestiture, the Company shall: (i) have each such Saxon License Agreement amended to specify that such agreement may be assigned to Purchaser and its Affiliates (whether now existing or in the future becoming so) after the closing hereunder; and (ii) if the Saxon IP encompasses IP in addition to the IP included in the Saxon License Agreements, the May 4, 2007 Saxon License Agreement shall be further amended to include such additional IP.

            (c) Other Agreements. In connection with the Saxon Divestiture, the Company and its Subsidiaries also will be granted a covenant not to sue with respect to the Saxon IP and a release, in form and substance reasonably satisfactory to the Purchaser, releasing the Purchaser, the Company and its Subsidiaries from any and all claims, actions and all other liabilities which the acquiror of the Saxon IP then has or ever will have against the Purchaser, the Company or such Subsidiaries arising out of the Saxon Divestiture or the Saxon Divestiture Agreements (except to the limited extent of escrows established as provided below). The Saxon IP shall be subject to such Saxon License Agreements and covenant, regardless of any future transfer thereof or any other right granted therein. The purchaser of the ownership interest in Saxon or all of Saxon's assets shall acknowledge in writing the Saxon License Agreements and such covenant, and any future purchaser of or holder of right in or to any such Saxon IP shall be obligated to acknowledge in writing such licenses and covenant if reasonably requested by Purchaser (or its successors under the license terms).

            (d) Saxon Divestiture Agreements; Escrow for Liabilities. Prior to execution and delivery thereof by Saxon, the Company or any Subsidiary of the Company, the Company shall provide Purchaser with copies of all agreements and documents to be entered into or executed by Saxon, the Company or any Subsidiary of the Company in connection with the Saxon Divestiture (collectively, the "Saxon Divestiture Agreements"). The Saxon Divestiture Agreements shall be in form and substance reasonably satisfactory to Purchaser, provided that in no event shall the Company or any of its Subsidiaries, or, if it is to remain as a subsidiary of the Company following the Closing, Saxon, have any indemnification or other obligation or liability, contingent or otherwise, under or arising from or related to the Saxon Divestiture Agreements, any of the Saxon IP or otherwise following the Saxon Divestiture. Notwithstanding anything to the contrary stated herein,

            (A) if the Saxon Divestiture Agreements contain any representations, warranties, covenants or agreements of the Company or any of its Subsidiaries (including, for purposes of this provision only, Saxon if it remains a subsidiary of

      Purchaser or the Surviving Corporation following the Merger) that survive the closing the Saxon Divestiture and that impose or reasonably could be expected to impose any indemnification obligation, liability, loss, cost or expense on Purchaser, the Company or any of its Subsidiaries (collectively, "Liability") and, notwithstanding the inclusion of such provisions Purchaser has deemed the Saxon Divestiture Agreements satisfactory as contemplated above, then

                  (i) if the Saxon Divestiture Agreements provide for an overall cap on the indemnification obligations of Saxon, the Company or any of its Subsidiaries in favor of the purchaser thereunder (the "Saxon Indemnity Cap"), such portion of the cash proceeds from the Saxon Divestiture as is equal to the Saxon Indemnity Cap shall be deposited into escrow pursuant to the terms of an escrow agreement, in form and substance substantially consistent with the Indemnification Escrow Agreement, to secure any claims that may be made against Purchaser, the Company or any of its Subsidiaries, and

                  (ii) if the Saxon Divestiture Agreements do not provide for an overall cap on such indemnification, such portion of such cash proceeds as is equal to the dollar amount of the mutually agreed (which mutual agreement will not be unreasonably withheld by the Company or Purchaser) potential Liability under the Saxon Divestiture Agreements shall be so deposited, in each case for a period of time equal to the post-closing period during which any such representations, warranties, covenants and agreements or potential Liability survive under the terms of the applicable Saxon Divestiture Agreements; and

            (B) The Saxon Divestiture Agreements shall expressly provide that Saxon (or the Company or any of its Subsidiaries, as the case may be), shall have the right to terminate the Saxon Divestiture Agreements if for any reason the closing thereunder shall not have occurred on or before July 20, 2007.

            (e) Spin-off. Notwithstanding the foregoing, in the event that the Company and Purchaser are unable to reach agreement regarding the matters in this Section 5.13, the Company shall effect the Saxon Divestiture prior to Closing by means of a dividend or distribution of Saxon's equity interests to the Company Stockholders; provided that the spun-off entity remains subject to the Saxon License Agreements.

                                   Article 6
                          INDEMNIFICATION AND SURVIVAL

      6.1 Survival Period. The representations and warranties of Purchaser, Merger Sub and the Company contained in this Agreement or in any certificate delivered at the Closing shall survive the Closing Date and continue in effect for a period of 12 months after the Closing Date except for representations and warranties of the Company set forth in Sections 2.6 (Capitalization), 2.15 (Employee Benefit Plans), 2.16 (Tax Matters) and 2.19 (Environmental Compliance) and except for the obligation to indemnify pursuant to Article 7, which shall survive for the period of the applicable statutes of limitation (as applicable, the "Survival Period"), after which such representations and warranties shall terminate immediately. Claims based upon or arising out of such representations and warranties may only be asserted on or before the expiration of the applicable Survival Period. All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof. Claims based upon or arising out of covenants and agreements of the Company to be performed at or prior to the Closing may only be asserted on or before the expiration of the applicable Survival Period. No knowledge of, or investigation by or on behalf of, any Party shall constitute or effectuate a waiver of such Party's rights to indemnification under this Article 6. The termination of representations, warranties, covenants and agreements provided in this Section
6.1 shall not affect the rights of any Indemnified Party (as defined below) in respect of any claim made by any Indemnified Party in a writing received by the Indemnifying Party (as defined below) pursuant to and in compliance with the provisions of this Article 6 and Article 7 prior to the expiration of the applicable Survival Period. Except to the extent provided herein, the Parties intend to shorten the statute of limitations and agree that no claims or causes of action based upon, directly or indirectly, any of the representations, warranties, covenants or agreements terminated as provided in this Section 6.1 may be brought after the expiration of the applicable Survival Period. No representation, warranty, covenant or agreement of any Party contained in this Agreement shall survive any termination of this Agreement except as provided in
Section 9.2.

      6.2 Indemnification of Purchaser. Subject to the limitations set forth in this Article 6, Purchaser, the Surviving Corporation, their respective directors, officers, employees, agents and Affiliates, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the "Purchaser Indemnified Parties"), shall be indemnified and held harmless by the Company Stockholders, severally in accordance with their respective Pro Rata Portions and not jointly, from and against and in respect of all Losses arising out of or resulting from (i) any breach of, or inaccuracy in, any representation or warranty contained in Article 2 of this Agreement, the Company Officer's Certificate or the Secretary's Certificate; (ii) any breach of any covenant or agreement of the Company contained in this Agreement; (iii) indemnification for Taxes under Section 7.1; and (iv) any matter arising out of or relating to the Saxon Divestiture.

      6.3 Indemnification of the Company Stockholders. Subject to the limitations set forth in this Article 6, the Company Stockholders, their respective directors, officers, employees, agents, Subsidiaries and Affiliates, and the respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the "Company Stockholder Indemnified Parties"), shall be indemnified and held harmless by Purchaser and the Surviving Corporation from and against and in respect of all Losses arising out of or resulting from (i) any breach of, or inaccuracy in, any representation or warranty contained in Article 3 of this Agreement or any certificate delivered by Purchaser or Merger Sub at the Closing, (ii) indemnification for Taxes under
Article 7, or (iii) any breach of any covenant or agreement of Purchaser or Merger Sub contained in this Agreement.

      6.4 Procedure for Claims between Parties. If a claim for Losses is to be made by a Person entitled to indemnification hereunder (an "Indemnified Party"), the Indemnified Party shall give written notice (a "Claim Notice"), in the case of claims pursuant to Section 6.2 and Section 7.1, to the Company Stockholder Representative, and in the case of claims pursuant to Section 6.3, to Purchaser (each Person so notified being referred to as the "Indemnifying Party") promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this
Article 6 or

Article 7. Any failure to provide any such Claim Notice in a timely manner to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. Each Claim Notice shall set forth: (i) the specific representation, warranty, covenant or agreement alleged to have been breached;
(ii) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such claim; and (iii) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnified Party believes it is entitled in connection with the claim. If the Indemnifying Party, within twenty (20) business days after receipt of the Claim Notice, does not give written notice to the Indemnified Party stating its intent to contest such claim, the claim shall be deemed accepted and the amount of the claim shall be deemed a valid claim, and the Indemnifying Party shall, within ten (10) business days after expiration of the prior notice period, deliver to the Indemnified Party the amount of the Losses with respect to the claim. If the Indemnifying Party shall contest the assertion of a claim by giving such written notice to the Indemnified Party within such period (a "Dispute Notice"), then the Parties shall act in good faith to reach agreement regarding such claim.

      6.5 Arbitration.

            (a) If the Indemnified Party and the Indemnifying Party shall not have reached agreement regarding the claim that is the subject of a Dispute Notice within thirty (30) days of delivery of the Dispute Notice, then each of the Indemnified Party and the Indemnifying Party shall have the right, by delivery of written notice to the other (the "Arbitration Notice"), to submit the matter to binding arbitration in Austin, Texas. Such matter shall then be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Each of the Indemnified Party and the Indemnifying Party shall designate one arbitrator within thirty (30) days of the delivery of the Arbitration Notice. The Indemnified Party and the Indemnifying Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within sixty (60) days of delivery of the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnified Party or the Indemnifying Party shall fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The fees and expenses of designated arbitrators and the third arbitrator, if any, shall be borne equally by the Indemnified Party and the Indemnifying Party (and, if the Company Stockholder Representative shall be the Indemnifying Party, the Company Stockholder Representative's portion of such fees and expenses shall be paid exclusively by the Company Stockholders). The Indemnified Party and the Indemnifying Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within sixty (60) days after confirmation of the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to receive the claimed damages (or a portion thereof) pursuant to the terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnified Party and the Indemnifying Party in writing and shall constitute a conclusive, final and non-appealable determination of the issue in question, binding upon the Indemnified Parties and the Indemnifying Parties, as applicable, and their successors and assigns. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. Any award granted by the arbitrators will be subject to the limitations contained in this Article 6.

            (b) Each of the Parties hereby irrevocably and unconditionally waives its right to file claims in any court of law or equity (other than to enforce the arbitrators' award) with respect to any and all disputes arising out of or from or relating to the transactions contemplated hereby. Each of the Parties hereby irrevocably and unconditionally consents to submit any and all such disputes to the exclusive jurisdiction of the American Arbitration Association.

            (c) The Parties hereby exclude and waive any right of appeal to any court of law or equity on the merits of any and all disputes. Subject to Section 10.6, the provisions of this Section 6.5 may be enforced in any court having jurisdiction over the arbitrators' award or any of the Parties or any of their respective assets, and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any such court.

            (d) The prevailing Party in any arbitration (or any action, suit or proceeding to enforce the arbitrators' award) shall be entitled to recover such Party's reasonable costs and attorneys' fees incurred in connection with such arbitration (or such action, suit or proceeding).

      6.6 Defense of Third-Party Claims. If any action, suit or proceeding is filed or any claim is made against any Indemnified Party by a third party, and such Indemnified Party may be entitled to indemnification under this Agreement with respect to such claim, such Indemnified Party shall give written notice thereof to the Indemnifying Party as promptly as practicable (and in any event within five (5) calendar days after receipt of service of process or other notice of such action, suit, proceeding or claim). The failure of any Indemnified Party to give timely notice hereunder shall not affect any rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. After such notice, the Indemnifying Party shall be entitled, if it so elects and at its own expense (subject to the limitations set forth in this Article 6), (a) to take control of the defense and investigation of such action, suit, proceeding or claim; (b) to employ and engage attorneys of its own choice to handle and defend the same; provided, however, that the Indemnified Party may participate in any action, suit, proceeding or claim with attorneys of its own choice and at its own expense; and provided further that if the named parties to such action, suit, proceeding or claim include both the Indemnified Party and the Indemnifying Party (or, if the Company Stockholder Representative is the Indemnifying Party, any Company Stockholder), and the Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's expense (subject to the limitations set forth in this Article 6), to separate counsel of its own choosing; and (c) to negotiate, compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such action, suit, proceeding or claim and any appeal arising therefrom. In the case of Purchaser and the Surviving Corporation, such cooperation shall include the retention, and the provision to the Company Stockholder Representative upon request, of records and information reasonably relevant to such third-party claim, and making employees of Purchaser and the Surviving Corporation available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of notice of the third-party action, suit, proceeding or claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's expense (subject to the limitations set forth in this Article 6), the defense, compromise or settlement of such claim on behalf of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable (subject to the limitations set forth in this Article 6 and Article 7) for any settlement of any action, suit, proceeding or claim effected pursuant to and in accordance with this
Section 6.6 and for any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless (subject to the limitations set forth in this Article 6 and Article 7) an Indemnified Party from and against any Losses by reason of such settlement or judgment. No Indemnified Party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

      6.7 Limitation on Obligations of the Company Stockholder Representative. If the Company Stockholder Representative is the Indemnifying Party, (a) the Company Stockholder Representative shall be indemnified and held harmless by the Company Stockholders severally (and not jointly) for all Losses incurred by or on behalf of the Company Stockholder Representative pursuant to this Article 6 except where incurred as a result of the Company Stockholder Representative's fraud, willful misconduct or gross negligence and (b) if at any time the Company Stockholders fail to pay or provide for payment of any and all Losses so incurred by the Company Stockholder Representative, the Company Stockholder Representative shall have no further obligation to pursue any arbitration, defend any third-party claim or otherwise to take any action whatsoever pursuant to this Article 6. For purposes of clarity, in no event shall the Company Stockholder Representative have any liability or obligation to any Indemnified Party except out of, and solely to the extent of, amounts paid by or provided for payment by the Company Stockholders.

      6.8 Limitations on Indemnification Obligations.

            (a) The Purchaser Indemnified Parties shall not be entitled to recover for any Losses unless and until such time as the Losses in the aggregate for which the Purchaser Indemnified Parties are entitled to be indemnified hereunder, including the indemnification for Taxes set forth in Article 7, exceed $250,000 (the "Purchaser Loss Threshold"), at which time the Purchaser Indemnified Parties shall be entitled to recover all such Losses in excess of the amount of the Purchaser Loss Threshold. Except for those Losses which arise out of the indemnification for Taxes under Article 7 or a breach of the representations and warranties contained in Section 2.1 (Organization), Section
2.2 (Subsidiaries), Section 2.4 (Execution and Delivery), Section 2.6 (Capitalization), and Section 2.16 (Tax Matters) or actual fraud, in no event shall the Losses for which the Purchaser Indemnified Parties are entitled to be indemnified hereunder exceed, with respect to any Company Stockholder, an amount equal to $6.0 million, and in any event Losses with respect to the indemnification for Taxes under Article 7 or with respect to breaches of Sections 2.1 (Organization), 2.2 (Subsidiaries), 2.4 (Execution and Delivery),
2.6 (Capitalization) and 2.16 (Tax Matters) of this Agreement and actual fraud shall not exceed with respect to a Company Stockholder such Company Stockholder's Pro Rata Portion of the Common Merger Consideration actually received by such Company Stockholder.

Each Loss for which the Purchaser Indemnified Parties are entitled to be indemnified hereunder shall be reduced by (i) the amount of any insurance proceeds which the Purchaser Indemnified Parties recover with respect to such Loss; (ii) any indemnity, contribution or other similar payment which the Purchaser Indemnified Parties receive from any third party with respect to such Loss; and (iii) an amount equal to any net Tax Benefits of the Purchaser Indemnified Parties attributable to such Loss. The liability of any Company Stockholder for damages under this Agreement shall be several and not joint, and any assertion of Losses against any Company Stockholder may only be made pro rata based on such Company Stockholder's Pro Rata Portion and limited to the Common Merger Consideration actually received by such Company Stockholder. If a Tax Benefit attributable to a Loss is realized by the Purchaser Indemnified Parties after the taxable year of payment of the Loss, Purchaser shall pay to each Company Stockholder an amount in cash equal to such stockholder's Pro Rata Portion of the amount of such Tax Benefit.

            (b) Each Loss for which the Company Stockholder Indemnified Parties are entitled to be indemnified hereunder shall be reduced by (i) the amount of any insurance proceeds which the Company Stockholder Indemnified Parties recover with respect to such Loss; and (ii) any indemnity, contribution or other similar payment which the Company Stockholder Indemnified Parties receive from any third party with respect to such Loss.

            (c) This Section 6.8 is in no way intended to affect the obligation of Purchaser to deliver the Merger Consideration and the aggregate amount of Credit Agreement Debt being paid by Purchaser at Closing in accordance with the terms of this Agreement.

            (d) Notwithstanding anything to the contrary contained herein, in the Indemnification Escrow Agreement, the Working Capital Escrow Agreement, or the Stockholder Representative Agreement, and in any of the agreements contemplated hereby or thereby, the maximum aggregate liability of any Company Stockholder to the Purchaser and Merger Sub, whether by reason of indemnification, reimbursement or other payment obligation of any type, any liability in tort, contract or otherwise, shall never exceed the amount of Common Merger Consideration actually received by such Company Stockholder.

      6.9 No Duplication; Exclusive Remedy.

            (a) Any liability for indemnification hereunder and under Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or constituting a breach of a representation under Section 2.16 and an indemnification obligation under
Article 7. Without limiting the foregoing, amounts paid in accordance with
Section 1.13 with respect to a Working Capital Deficit shall not be subject to duplication (e.g., in the event or to the extent that an inaccuracy in the Company's financial statement representations gave rise to such adjustment).

            (b) From and after the Closing, the sole remedy of the Purchaser Indemnified Parties and the Company Stockholder Indemnified Parties with respect to any breach of, or inaccuracy in, a representation or warranty contained in this Agreement, the Company Officer's Certificate, the Company Secretary's Certificate or any certificate delivered by Purchaser or Merger Sub at the Closing, or any breach of any covenant or agreement in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 6 and
Article 7. The foregoing sentence is in no way intended to affect the obligation of Purchaser to deliver the Merger Consideration and the aggregate amount of Credit Agreement Debt being paid by Purchaser at Closing in accordance with the terms of this Agreement.

            (c) This Section 6.9 shall not affect the rights or remedies of third-party beneficiaries under Section 5.9 and Section 5.10; provided, however, that such third parties shall have no rights or remedies under this Agreement until after the Effective Time.

      6.10 No Additional Representations or Warranties. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, properties, premises, personnel, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser's representatives. Purchaser acknowledges that it and its representatives have been provided access to the properties, premises, personnel and records of the Company which Purchaser deemed sufficient for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations, warranties or statements of the Company, the Company Stockholders or their respective representatives, except the representations and warranties of Company specifically set forth in Article 2 of this Agreement.

                                   Article 7
                               CERTAIN TAX MATTERS

      7.1 Tax Indemnification. The Company Stockholders, severally in accordance with their respective Pro Rata Portions and not jointly, shall indemnify the Surviving Company and Purchaser and hold them harmless from and against without duplication, any Losses, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member at or prior to the Effective Time, including pursuant to Treas. Reg. ss. 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that (A) in the case of clauses
(i), (ii), and (iii) above, the Company Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in calculating the Closing Working Capital pursuant to Section 1.13; and (B) the Company Stockholders shall not be liable for any Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Purchaser or the Company after the Effective Time. The Company Stockholders shall, severally and not jointly, be liable to Purchaser for such Company Stockholder's Pro Rata Portion of any Taxes of Company or its Subsidiaries that are the responsibility of Company Stockholders pursuant to this

Section 7.1 after determination and resolution pursuant to the procedures and subject to the limitations set forth under Article 6. During any period in which the Indemnification Escrow is in effect, Purchaser shall first be reimbursed for such amounts from the Indemnification Escrow Amount, and only after exhausting that amount, from the Company Stockholders, severally in accordance with their respective Pro Rata Portions.

      7.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

      7.3 Responsibility for Filing Tax Returns. Purchaser shall in good faith prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Company and its Subsidiaries relating to a Pre-Closing Tax Period or a Straddle Period that are filed after the Closing Date. Purchaser shall permit the Company Stockholder Representative to review and comment on each such Tax Return and the records and work papers used in the preparation thereof. All such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns unless Purchaser determines that there is no reasonable basis for such position, and shall be true, correct and complete in all material respects. Purchaser shall make such changes to such Tax Returns as the Company Stockholder Representative shall reasonably request (unless there is no reasonable basis for such position), and shall not file such Tax Returns without the Company Stockholder Representative's consent, which shall not be unreasonably withheld, delayed or conditioned.

      7.4 Cooperation on Tax Matters.

            (a) Purchaser, the Surviving Corporation and its Subsidiaries, and the Company Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation and its Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Company Stockholder Representative or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Surviving Corporation and its Subsidiaries or the Company Stockholder Representative, as the case may be, shall allow the other Party to take possession of such books and records.

            (b) Purchaser and the Company further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (c) Purchaser and the Company Stockholder Representative further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043A or the Treasury Regulations promulgated thereunder.

            (d) It is understood that following the Effective Time the Company will be a wholly owned Subsidiary of Purchaser and that as a result Purchaser shall be liable for any breach by the Company or its Subsidiaries of their respective obligations under this Article 7.

      7.5 Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Effective Time and, after the Effective Time, the Surviving Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

      7.6 Certain Taxes and Fees. Any sales or other similar Tax and any transfer, recording or similar fee imposed on the Company with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto, shall be shared on a 50/50 basis by the Company and by Purchaser; provided, however, the Company shall be responsible for any Taxes imposed on the Company or its Subsidiaries with respect to a transfer of Closing Cash occurring on or before the Closing Date contemplated by Section 8.3(n) of this Agreement. With respect to the Company's share of such Taxes and fees, such Taxes and fees, including any interest or penalties related thereto, shall either be paid by the Company prior to the Closing Date or shall be accrued for by the Company as of the Closing Date and be considered in determining the Closing Working Capital.

      7.7 Refunds. Purchaser or the Surviving Corporation, as the case may be, shall pay to the Company Stockholders in accordance with their respective Pro Rata Portion, in cash any amount received as a refund, rebate, credit or set-off of Taxes for which the Company Stockholders are responsible pursuant to this
Article 7 within fifteen (15) business days of such receipt by Purchaser or the Surviving Corporation, except to the extent that such amount was taken into account in calculating final Closing Working Capital; provided that (a) Purchaser may offset its payment obligations under this Section 7.7 with indemnifiable Tax Losses pursuant to Section 7.1, and (b) the obligation of Purchaser under this Section 7.7 shall only take effect after the earlier to occur of (i) amounts of Tax refunds, credits or set-offs so received or offset against exceed $250,000 or (ii) Purchaser shall have made claims for Losses in excess of the Purchaser Loss Threshold. Any such payment may, while the Indemnification Escrow remains in existence, be deposited into the Indemnification Escrow. Upon termination for the Indemnification Escrow (or within such 15 business day period if the Indemnification Escrow shall have already terminated) any such amounts shall be distributed (x) to the Company Stockholders in accordance with their respective Pro Rata Portions.

                                   Article 8
                               CLOSING CONDITIONS

      8.1 General Conditions to Obligations to Effect the Merger. The respective obligations of the Company, Purchaser and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company and
Purchaser:

            (a) Stockholder Approval. The Required Stockholder Vote shall have been obtained.

            (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) Governmental Consents. All Antitrust Filings and Other Filings pursuant to Section 5.7 shall have been made or obtained (and all relevant waiting periods shall have expired or early termination thereof have been granted).

      8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. Each representation and warranty of Purchaser and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser.

            (b) Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser.

            (c) Available Funding. Purchaser shall have sufficient immediately available funds in cash to (i) repay the Credit Agreement Debt, (ii) pay the Merger Consideration, and (iii) pay any and all other amounts payable pursuant to this Agreement at the Effective Time and to effect the transactions contemplated hereby, and shall have deposited with the Exchange Agent the Payment Fund.

            (d) Indemnification Escrow. A counterpart, duly executed by each of Purchaser and the Indemnification Escrow Agent, of the Indemnification Escrow Agreement.

            (e) Working Capital Escrow. A counterpart, duly executed by each of Purchaser and the Working Capital Escrow Agent, of the Working Capital Escrow Agreement.

            (f) Saxon Divestiture. The Company shall have completed the Saxon Divestiture, subject to and in accordance with Section 5.13; provided that this shall cease to be a condition to Closing if the Saxon Divestiture shall not have been consummated prior to July 20, 2007.

      8.3 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Purchaser:

            (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (other than those which address matters only as of a particular date) shall be true and correct in all Material respects (except that any representation and warranty expressly qualified as to Materiality or with respect to the Knowledge of the Company or a Company Material Adverse Effect shall be true and correct in all respects giving effect to such qualifier) on and as of the date hereof and as of the Closing Date with the same force and effect as if made on such dates, and each representation and warranty which addresses matters only as of a particular date shall have been true and correct in all Material respects (except that any representation and warranty expressly qualified as to Materiality or with respect to the Knowledge of the Company or a Company Material Adverse Effect shall be true and correct in all respects giving effect to such qualifier) as of such particular date as though made on the date hereof and as of the Closing Date.

            (b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied in all Material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except that with respect to the covenants and agreements contained in Section 5.13, the Company and its Subsidiaries shall have performed or complied with all such agreements or covenants on or prior to the Closing Date.

            (c) Certificates. Purchaser shall have received the Company Officer's Certificate and the Company Secretary's Certificate.

            (d) No Restraints. There shall not be pending any Legal Proceeding
(i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Purchaser or any of its Subsidiaries of all or any Material portion of the business of the Company or of Purchaser or any of its Subsidiaries or to compel Purchaser or any of its Subsidiaries to dispose of or hold separate all or any Material portion of the business or assets of the Company or of Purchaser or any of its Subsidiaries; (ii) seeking to impose or confirm limitations on the ability of Purchaser or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote on any matter; or (iii) seeking to require divestiture by Purchaser or any of its Subsidiaries of any such shares or any other Material assets.

            (e) Legal Opinion. Purchaser shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit D.

            (f) FIRPTA. On or before the Closing Date, the Company shall have delivered to Purchaser a certification that shares of Company Common Stock are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Purchaser, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the IRS on behalf of the Company, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

            (g) Release of Liens. Against and conditioned on repayment in full of the amounts owing under the Credit Agreement, each lender party to the Credit Agreement (or the administrative agent thereunder as applicable) shall have delivered to Purchaser (i) a payoff letter with respect to such Credit Agreement and (ii) a completed UCC-3 termination statement releasing all liens against assets of the Company and its Subsidiaries, in each case to be held in escrow until receipt by the lenders of all principal and interest outstanding under the Credit Agreement.

            (h) Indemnification Escrow. A counterpart, duly executed by each of the Company Stockholder Representative and the Indemnification Escrow Agent, of the Indemnification Escrow Agreement.

            (i) Working Capital Escrow. A counterpart, duly executed by each of the Company Stockholder Representative and the Working Capital Escrow Agent, of the Working Capital Escrow Agreement.

            (j) Employee Agreements. (i) A counterpart, duly executed by each of the individuals identified on Schedule 8.3(j)(1) attached hereto, of an employment letter agreement with the Surviving Corporation, in the form agreed to by each such employee and Purchaser prior to execution of this Agreement.
(ii) In addition, at least 18/30 of the employees identified on Schedule 8.3(j)(2) attached hereto shall have agreed to continue in the employ of the Surviving Corporation; provided that this condition in part (ii) shall only be applicable if the terms of employment (including location, responsibilities, salary and benefits, but excluding the equity-based compensation and bonus) that have been offered by Purchaser or Surviving Corporation to each such employee are on terms not materially inconsistent with such employees' current terms of employment by the Company or its Subsidiaries.

            (k) Payment of Company's Fees and Expenses. All Transaction Expenses shall have been paid in full by the Company and Purchaser shall have received evidence of such payment to its reasonable satisfaction.

            (l) Working Capital Deficit. The Working Capital Deficit, if any, estimated prior to Closing pursuant to Section 1.13, shall not be greater than two million dollars ($2,000,000) unless the Company Stockholder Representative shall have agreed (but without obligation to do so) to an increase in the Working Capital Escrow Amount to an amount equal to such estimated Working Capital Deficit.

            (m) Dissenting Shares. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that the number of Dissenting Shares shall constitute no more that five percent (5.0%) of the total number of shares of the Company Common Stock Shares outstanding immediately prior to the Effective Time.

            (n) Deposit of Closing Cash with Exchange Agent. Not later than three business days prior to the anticipated Closing Date, the Company shall deliver to Purchaser a certificate of the Company's principal financial officer which shall set forth an estimate of the Covered Transaction Expense Amount and an estimate of the amount of cash and cash equivalents of the Company and each its Subsidiaries as of the Closing Date. The Company shall provide an updated certificate as of the Closing Date, which shall include evidence satisfactory to Purchaser of the amount of cash and cash equivalents (if any) that will be transferred in immediately available funds to the Exchange Agent for disbursement in accordance with Section 1.11 (such amount referred to herein as "Closing Cash").

            (o) Saxon Divestiture. The Saxon Divestiture shall have been consummated at least one business day prior to the date set for Closing in accordance with Section 1.3 on terms consistent with, and no less favorable to Purchaser and the Surviving Corporation, than those set forth in Section 5.13.

                                   Article 9
                       TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Stockholder Vote shall have been obtained:

            (a) by the written consent of Purchaser and the Company;

            (b) by either the Company or Purchaser if the Merger shall not have been consummated within sixty (60) days of the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Company if any action or failure to act by the Company shall have been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement, or (ii) Purchaser if any action or failure to act by Purchaser or Merger Sub shall have been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement;

            (c) by either the Company or Purchaser if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

            (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement, or if any representation or warranty of Purchaser or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach by Purchaser or Merger Sub or such inaccuracy in the representations and warranties of Purchaser or Merger Sub is curable by Purchaser or Merger

Sub, then the Company may not terminate this Agreement under this Section 9.1(d) until thirty (30) days after delivery of written notice to Purchaser of such breach and intent to terminate, provided Purchaser and Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this
Section 9.1(d) if such breach by Purchaser or Merger Sub is cured during such thirty (30) day period, or if the Company shall have materially breached this Agreement); or

            (e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue in any respect, provided that if such breach by the Company or such inaccuracy in the representations and warranties of the Company is curable by the Company, then Purchaser may not terminate this Agreement under this Section 9.1(e) until thirty (30) days after delivery of written notice to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by the Company is cured during such thirty (30) day period, or if Purchaser shall have materially breached this Agreement).

      9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of termination by the terminating Party, in the case of Purchaser, to the Company, and in the case of the Company, to Purchaser (it being understood that, in the case of any termination pursuant to Section 9.1(d) or Section 9.1(e) based on any breach or inaccuracy which is curable, delivery of notice of intent to terminate pursuant to Section 9.1(d) or Section 9.1(e) shall not be construed as notice of termination). In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 9.1, this
Section 9.2 and Sections 10.1 through 10.9, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of the obligations of which shall survive termination of this Agreement in accordance with its terms.

      9.3 Fees and Expenses. Except to the extent otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

      9.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of Purchaser, Merger Sub and the Company (and, as to any amendment adversely affecting the rights and obligations of the Company Stockholder Representative, the Company Stockholder Representative).

      9.5 Waiver; Right to Proceed. Any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Parties hereto to such Party; (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement by a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   Article 10
                               GENERAL PROVISIONS

      10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice):

            (a)   if to Purchaser or Merger Sub, to:

                  Zarlink Semiconductor Inc.
                  400 March Road
                  Ottawa, Ontario, Canada  K2K 3H4
                  Facsimile: (613) 270-7403
                  Attention: General Counsel

                  with a copy (which shall not constitute notice) to:

                  Sonnenschein Nath & Rosenthal LLP
                  1221 Avenue of the Americas
                  New York, New York  10020
                  Facsimile:  (212) 768-6800
                  Attn:  Denise M. Tormey

            (b)   if to the Company, to:


                  Legerity Holdings, Inc.
                  4509 Freidrich Lane
                  Building 2, Suite 200
                  Austin, Texas  78744-1812
                  Attention: General Counsel
                  Facsimile: (512) 228-5510

                  with a copy (which shall not constitute notice) to:

                  Andrews Kurth LLP
                  111 Congress Avenue, Suite 1700
                  Austin, Texas  78701
                  Facsimile:  (512) 320-9292
                  Attention:   J. Matthew Lyons, Esq.

            (c)   if to the Company Stockholder Representative, to:

                  Navigant Capital Advisors, LLC
                  3414 Peachtree Rd., Ste. 450
                  Atlanta, GA  30326
                  Facsimile:  (404) 816-0248
                  Attention:  Gerald R. Benjamin

      10.2 Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity, taken as a whole. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended. References to "dollars" or "$" mean the lawful tender of the United States of America.

      10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Purchaser, Merger Sub, the Company, and the Company Stockholder Representative and delivered to each of Purchaser and the Company, it being understood that all such Parties need not sign the same counterpart.

      10.4 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms; and (b) except as expressly set forth in Section 5.9 and Section 5.10, are not intended to confer upon any other Person any rights or remedies hereunder.

      10.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.6 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EXCEPT AS

PROVIDED IN SECTION 6.5, THE PARTIES (i) AGREE AND CONSENT TO THE JURISDICTION OF THE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS, AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS; (ii) ACKNOWLEDGE THAT SUCH COURTS SHALL CONSTITUTE PROPER AND CONVENIENT FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF; AND (iii) AGREE THAT SUCH COURTS SHALL BE THE SOLE AND EXCLUSIVE FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

      10.7 Rules of Construction; Legal Representation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, which they agree is their joint product, and therefore waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. In connection with the transactions contemplated by this Agreement, the parties acknowledge and agree that Andrews Kurth LLP solely represented the Company, and not any of its stockholders, employees, officers or directors.

      10.8 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Purchaser, Merger Sub and the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.8 shall be void.

      10.9 Waiver of Jury Trial. EACH OF PURCHASER, MERGER SUB, THE COMPANY AND THE COMPANY STOCKHOLDER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER, MERGER SUB, THE COMPANY OR THE COMPANY STOCKHOLDER REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Purchaser, Merger Sub, the Company and the Company Stockholder Representative have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the date first written above.

                                   PURCHASER:

                                   ZARLINK SEMICONDUCTOR INC.

                                   By: \s\ Scott Milligan
                                       --------------------------------------
                                       Name: Scott Milligan
                                       Title: S.R.V.P, finance and CFO

                                   By: \s\ Don McIntyre
                                       --------------------------------------
                                       Name: Don McIntyre
                                       Title: S.R.V.P, General counsel


                                   MERGER SUB:

                                   ZLE INC.

                                   By: \s\ Scott Milligan
                                       --------------------------------------
                                       Name: Scott Milligan
                                       Title: S.R.V.P, finance and CFO

                                   By: \s\ Don McIntyre
                                       --------------------------------------
                                       Name: Don McIntyre
                                       Title: S.R.V.P, General Counsel


                                   THE COMPANY:

                                   LEGERITY HOLDINGS, INC.

                                   By: \s\Henry Perret
                                       --------------------------------------
                                       Henry L. Perret
                                       President and Chief Executive Officer

      Solely for purposes of agreeing to its appointment and the provisions of this Agreement that relate to the rights and obligations of the Company Stockholder Representative:

                                   COMPANY STOCKHOLDER REPRESENTATIVE:

                                   NAVIGANT CAPITAL ADVISORS, LLC


                                   By: \s\ G.H. Bejour
                                       --------------------------------------
                                       Name: G.H Bejour
                                       Title:

                      [Signature page to Merger Agreement]

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